Exhibit 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

by and among

Irwin Financial Corporation,

Irwin Mortgage Corporation

and

Freedom Mortgage Corporation

Dated as of August 7, 2006

EXECUTION COPY

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT, dated as of August 7, 2006 (the "Agreement"), is by and among Irwin Financial Corporation, an Indiana corporation (the "Shareholder"), Irwin Mortgage Corporation, an Indiana corporation (the "Seller"), and Freedom Mortgage Corporation, a New Jersey corporation (the "Buyer"). The Shareholder, the Seller and the Buyer are referred to collectively herein as the "Parties" and each individually as a "Party."

Background

A. The Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, substantially all of the operating assets of the Seller's Business upon the terms and subject to the conditions set forth herein.

B. The Shareholder indirectly owns all of the issued and outstanding common stock of the Seller, and, as an inducement to Buyer to enter into this Agreement, joins in this Agreement to make certain agreements with respect to the transactions contemplated by this Agreement.

Terms

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

"Agreement" has the meaning set forth in the opening paragraph.

"Accounts Receivable" means all trade accounts receivable (specifically excluding mortgage loans other than Unsettled Mortgage Loans), as reflected on the books of the Seller.

"Action or Proceeding" means any action, suit, complaint, petition, proceeding, arbitration, litigation or any Governmental Authority audit or proceeding, or to the Knowledge of the applicable Person, any investigation pending, whether civil or criminal, in law or in equity, or before or by any arbitrator or Governmental Authority.

"Adjustment Date" has the meaning set forth in Section 2.2(b).

"Affiliate" shall have the meaning given to such term in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended as of the date hereof.

"Agency" means the Federal Housing Administration (FHA), or any successor thereof; the Farmers Home Administration, now known as RHCDS, or Rural Housing and Community Development Services, or any successor thereof; Fannie Mae (Fannie Mae), also known as the Federal National Mortgage Association, or any successor thereof; Freddie Mac (Freddie Mac), also known as the Federal Home Loan Mortgage Corporation, or any successor thereof; the Government National Mortgage Association (GNMA), or any successor thereof; the United States Department of Veterans' Affairs (VA), or any successor thereof; the Rural Housing Service of the U.S. Department of Agriculture (RHS), or any successor thereof; the Department of Housing and Urban Development (HUD) or any successor thereof; or any state agency with authority to (i) regulate the business of the Seller, including any state agency with authority to determine the investment, origination, lending or Servicing requirements with regard to mortgage loans originated, purchased or serviced by the Seller as the case may be, or (ii) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including state and local housing finance authorities.

"Allocation" has the meaning set forth in Section 2.5.

"Applicable Accounting Standards" means the same accounting methods, policies, practices and procedures, with consistent classification, judgments and estimation methodology, as were used by the Seller in preparing the Financial Statements, not taking into account any Events occurring after the close of business on the Closing Date, except to the extent such Events provide indications of conditions on the Closing Date.

"Approved Investor" has the meaning set forth in Section 10.2(d).

"Approved Pipeline Loan" means a Pipeline Loan the application for which has undergone credit underwriting and received approval (conditional or unconditional) for funding by Seller, as evidenced by an approval letter issued by the Seller to the borrower pursuant to which all conditions expressly identified to borrower in such letter have been satisfied.

"Ancillary Agreements" means, collectively, the Transition Services Agreement, the Sublease, the License Agreement and all other agreements to be entered into in connection with the transactions contemplated by this Agreement.

"Applicable Schedules" has the meaning set forth in Section 6.5.

"Assets and Properties" of any Person means all assets and properties of every kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including cash, cash equivalents, investment assets, accounts and notes receivable, chattel paper, documents, instruments, licenses, Contracts, general intangibles, real estate, equipment, inventory, goods and Intellectual Property.

"Assigned Contracts" means only the following written or oral Contracts or agreements to which Seller is a party and which are used or held for use by Seller primarily in, or are necessary for, the conduct of the Business as a going concern: (a) the Contracts set forth in Schedule 1.1(b)(iii), including the Investor Commitments, Forward Delivery Contracts and Derivative Contracts related to Company Mortgage Loans or Pipeline Loans listed on the final form of Schedule 4.22; (b) Transferred Benefit Plans listed on Schedule 4.13; (c) the Shareholder Assigned Contracts listed on Schedule 9.1(a); (d) the Real Property Leases listed on Schedule 1.1(b)(iv); and (e) the Personal Property Leases listed on Schedule 1.1(b)(v); provided, however, that the Contracts listed on Schedule 4.22 that have a settlement date after September 5, 2006 will not be Assigned Contracts (and will be Excluded Assets) if the Buyer delivers a written notice to Seller within 10 Business Days after the date hereof indicating the same; and provided, further, that such term is not intended to encompass Company Mortgage Loans and Pipeline Loans (which shall nevertheless be assigned to Buyer at the Closing), and such term excludes all Servicing Agreements and the Contracts listed or described on Exhibit A to this Agreement and all Excluded Assets, which are excluded and shall not be assigned.

"Assumed Liabilities" means the Seller Assumed Liabilities and the Shareholder Assumed Liabilities, collectively.

"Assumed Payables" means the liabilities of Seller as of a date of reference under the following accounts set forth on the Reference Balance Sheet in the column labeled "Purchased Assets/Assumed Liabilities", each calculated in accordance with the procedures and methodologies set forth in Exhibit D, and in a manner consistent with the Reference Balance Sheet: 22060 (A/P - Appraisals), 22150 (A/P - Other), 22300 (Accrued Salaries and Bonuses), 22010 (Interest Rate Lock Commitments), 22158 (A/P Correspondent SRP), 22100 (A/P Trade), and 26050 (Completion Escrow).

"Business" means the Seller's business of originating and selling mortgage loans through its retail, wholesale, direct lending and correspondent divisions, but does not encompass (i) Seller's activity of originating or acquiring Construction Loans, (ii) Seller's activity of Servicing mortgage loans and (iii) Seller's activity of acquiring, holding and selling MSR held under Servicing Agreements.

"Business Day" means any day other than (i) a Saturday or Sunday or (ii) a day on which banks in Indianapolis or Philadelphia are authorized to close.

"Business Permit" has the meaning set forth in Section 4.15.

"Buyer" has the meaning set forth in the opening paragraph.

"Buyer Indemnified Parties" has the meaning set forth in Section 10.2(a).

"Buyer Loan Confirmation" has the meaning set forth in Section 6.15.

"Buyer Material Adverse Effect" means any Event that would prevent or materially impair the ability of Buyer to perform its obligations under this Agreement or any of the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby in a timely manner.

"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof, and the regulations promulgated thereunder.

"Claim Notice" has the meaning set forth in Section 10.4(a).

"Closing" has the meaning set forth in Section 2.3.

"Closing Balance Sheet" has the meaning set forth in Section 2.2(a).

"Closing Date" has the meaning set forth in Section 2.3.

"Closing Forward Commitments" means the Investor Commitments, Forward Delivery Contracts, Derivative Contracts or other similar arrangements held by the Seller as of a specified date and entered into for the purpose of hedging the risk of fluctuations in market value of Company Mortgage Loans or Pipeline Loans or both.

"COBRA" has the meaning set forth in Section 8.5.

"Code" means the Internal Revenue Code of 1986, as amended as of the date hereof, and the regulations promulgated thereunder.

"Collateral" means the real property and all improvements thereon securing a Company Mortgage Loan.

"Company Intellectual Property" means all the Intellectual Property that is used or held for use by the Seller primarily in, or is necessary for, the conduct of the Business as a going concern (including Seller's goodwill therein) as currently conducted or in connection with products of the Business under design or development.

"Company Mortgage Loans" as of a specified date means all 1-4 family residential mortgage loans and rehabilitation loans owned by the Seller for a period of no longer than one hundred twenty (120) days as of such date, other than (i) Construction Loans, (ii) loans that are not Marketable Loans or as to which there is an identified violation of Laws applicable thereto as listed in the Buyer Loan Confirmation, (iii) loans that do not conform with the Seller's historical loan parameters with respect to bona fide third party loans of the same type consistent with Seller's past practices as listed in the Buyer Loan Confirmation and (iv) loans for which the Seller has received written notice that would have been required to be set forth on Schedule 4.19(c) had such written notice been delivered prior to the date hereof.

"Company Organizational Documents" has the meaning set forth in Section 4.2(a).

"Confidentiality Agreement" has the meaning set forth in Section 6.2(a).

"Construction Loans" means all loans provided to fund construction, planned or in progress, owned by the Seller (excluding any rehabilitation loans).

"Continuing Employees" has the meaning set forth in Section 8.1.

"Contract" means any agreement, lease, license, evidence of indebtedness, mortgage, indenture, security agreement or other contract or arrangement (whether written or oral) setting forth a legal obligation or right of a party thereto with respect to the subject matter thereof (including all amendments, supplements thereto, restatements thereof and consents, waivers and notices thereunder which affect the rights and/or obligations of any of the parties thereto).

"Covered Company Loan" has the meaning set forth in Section 10.2(c).

"CPA Firm" has the meaning set forth in Section 2.2(a).

"Custodial Account" means all funds held or controlled by the Seller with respect to any mortgage loan, including all principal and interest funds and any other funds due Investors, buydown funds, funds for the payment of Taxes, assessments, insurance premiums, ground rents and similar charges, funds from hazard insurance loss drafts, and other mortgage escrow and impound amounts (including interest thereon for the benefit of mortgagors, if applicable).

"Deferral Payment Date" has the meaning set forth in Section 2.1(a).

"Derivative Contracts" means Contracts of Seller acquired or held for the purpose of hedging fluctuations in market values or interest rates bearing on Company Mortgage Loans or Pipeline Loans.

"Determination Date" has the meaning set forth in Section 2.2(a).

"Disclosure Schedules" has the meaning set forth in the forepart of Article IV.

"Earn-Out Payments" has the meaning set forth in Section 2.1(e).

"Eligible Gain" has the meaning set forth in Section 2.1(d).

"Employee List" has the meaning set forth in Section 4.17(b).

"Employment Agreement" has the meaning set forth in Section 4.10(a)(i).

"Encumbrance" means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy, charge or other encumbrance or restriction of any kind, or any conditional sale Contract, title retention Contract or other Contract to give any of the foregoing.

"Environmental Laws" means all Laws concerning pollution or protection of the environment or relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances, including (i) CERCLA, (ii) RCRA, (iii) the Federal Water Pollution Control Act, (iv) the Federal Clean Air Act, (v) the Toxic Substances Control Act, (vi) the Safe Drinking Water Act, (vii) the Pollution Control Act of 1990, (viii) the Federal Insecticide, Fungicide and Rodenticide Act and (ix) comparable state and local Laws, as each of the foregoing has been amended as of the date hereof.

"Environmental Permits" has the meaning set forth in Section 4.16.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Event" means any event, circumstance, change, occurrence or effect.

"Excluded Assets" means (i) cash, cash equivalents, amounts due from banks, bank deposits, all Accounts Receivable, and all Custodial Accounts and investment securities, including the capital stock of Irwin Reinsurance Company (other than the cash (Correspondent SRP) and the Accounts Receivable (Housing Commitment Fees and Accrued Interest) set forth in account numbers 11103, 13390 and 13570 on the Reference Balance Sheet in the column labeled "Purchased Assets/Assumed Liabilities"), (ii) the leasehold in Seller's Fishers, Indiana headquarters, (iii) Old Mortgage Loans, Construction Loans and applications for Construction Loans, and chattel paper (other than Company Mortgage Loans), (iv) the MSR and all Servicing Agreements, Tax service agreements, and flood insurance tracking agreements, (v) the Intercompany Capital Loan, the Intercompany Credit Line, and other warehouse lending facilities of the Seller used to fund mortgage loans, (vi) interests in the Servicing Portfolio and all data and records related thereto, (vii) any Contract of Seller or any of its Affiliates that is not an Assigned Contract, Company Mortgage Loan or Pipeline Loan, including those Contracts set forth on Exhibit A to this Agreement, (viii) insurance policies (other than rights to insurance proceeds directly related to the Purchased Assets, including rights under PMI issued in respect of Company Mortgage Loans and other than insurance policies that are Transferred Benefit Plans), (ix) REOs, (x) Seller's corporate or employee records, including stock transfer records and minutes books, Seller's employee health records and originally executed employee agreements, this Agreement and related and Ancillary Agreements, (xi) all trademark, trade name, service mark or service name rights in the names "Irwin Mortgage Corporation," "Irwin," or the Irwin "I" symbol in any form, and related goodwill, and all internet domain names, (xii) all Tangible Personal Property, Intellectual Property (including all rights in the Servicing database and the Servicing computer and telephone systems, including LSAMS) and Contracts (including personal property leases) which relate solely to Servicing (sometimes referred to herein as the "Servicing Platform") and any interest in the Servicing Portfolio, (xiii) claims, causes of action, choses in action, rights of recovery, and rights of set off and rights of recoupment that are unrelated to Company Mortgage Loans, (xiv) those assets set forth on Exhibit A to this Agreement, as well as any copyright or Intellectual Property right in any of the foregoing, and (xv) any files, data and records with respect to any of the foregoing.

"Excluded Liabilities" means all of the Liabilities of the Seller and any Affiliate other than the Assumed Liabilities, including (i) for Taxes (other than Taxes under OC Tax Returns) applicable to operations of Seller or the Business and attributable to periods (or portions thereof) ending on or prior to the Closing Date, (ii) under employment agreements between Seller and any employee of Seller in effect prior to the Closing, (iii) under this Agreement and the Ancillary Agreements, (iv) arising from Excluded Assets, (v) under the Intercompany Capital Loan, the Intercompany Credit Line and other warehouse lending facilities of the Seller used to fund mortgage loans, and (vi) with respect to any Seller Employee Plan (including severance agreements with the Seller's employees) other than the Transferred Benefit Plans.

"Final Account Value" has the meaning set forth in Section 2.2(a).

"Final Assumed Payables" has the meaning set forth in Section 2.2(a).

"Final LHFS Other Accounts" has the meaning set forth in Section 2.2(a).

"Final Net Outstanding Charges Balance" is defined in Section 2.2(b).

"Final Other Assets" has the meaning set forth in Section 2.2(a).

"Financial Statements" has the meaning set forth in Section 4.4.

"First Payment" has the meaning set forth in Section 2.1(a).

"Freedom Retirement Plan" means the Freedom Mortgage 401(k) Plan.

"Forward Delivery Contract" means a Contract of Seller providing for the future delivery for funding or sale of Company Mortgage Loans or Pipeline Loans.

"GAAP" means generally accepted accounting principles in the United States, consistently applied.

"Gain Statement" has the meaning set forth in Section 2.1(d).

"Governmental Authority" means any domestic or foreign entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any governmental authority, agency, department, board, commission, court, tribunal, judicial body or instrumentality of any union of nations, federation, nation, state, municipality, county, locality or other political subdivision thereof.

"Hazardous Substances" means "hazardous substances" pursuant to CERCLA, "hazardous waste" pursuant to RCRA, "toxic pollutants" pursuant to the Federal Water Pollution Control Act and any asbestos-containing materials, polychlorinated byphenyls, radioactive materials and petroleum products, by-products or breakdown products or any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law; provided, however that "Hazardous Substances" do not include ordinary cleaning supplies, typical household products, machinery, computers and other electronic devices, batteries, non-asbestos containing building materials, personal care items, cosmetics, or materials normally present in trucks, automobiles and other vehicles used by the Seller and/or its employees.

"Indebtedness Payoff Amount" means the amount required to pay all (i) obligations of Seller under the Intercompany Credit Line, and (ii) outstanding obligations of Seller under any warehouse lending facility of Seller used to fund Company Mortgage Loans, as confirmed in writing respectively by Irwin Union Bank & Trust Company and the Seller's other mortgage loan warehouse lenders for the Parties on or before the Closing Date; provided, that the sum of (i) and (ii) shall not exceed the aggregate Stated Principal Balance of the Company Mortgage Loans.

"Indemnified Parties" has the meaning set forth in Section 10.2(a).

"Indemnitor" has the meaning set forth in Section 10.4(a).

"Indemnity Threshold" has the meaning set forth in Section 10.2(b)(iii).

"Insurer" means a Person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans, including the FHA, the VA, the RHS or any private mortgage insurer, and any provider of hazard, title or other insurance with respect to any of the mortgage loans or the Collateral securing such mortgage loans.

"Intellectual Property" means any or all of the following and all rights in, arising out of, or associated with any or all of the following: (i) all patents and patent rights (including all patents, patent applications, and any and all divisions, continuations, continuations-in-part, reissues, re-examinations and extensions thereof, and all invention registrations and invention disclosures); (ii) all trademarks and trademark rights, service marks and service mark rights, trade names and trade name rights, service names and service name rights (including all goodwill, common law rights and governmental or other registrations or applications for registration pertaining thereto), designs, trade dress, brand names, business and product names, Internet domain names, logos and slogans (excluding any such registration, application or name using the name "Irwin Mortgage Corporation" or "Irwin" or the Irwin "I" symbol in any form and related goodwill); (iii) all copyrights and copyright rights (including all common law rights and governmental or other registrations or applications for registration pertaining thereto, and renewal rights therefor); (iv) all sui generis database rights, ideas, inventions, (whether patentable or not), invention disclosures, improvements, technology, know-how, trade secrets, formulas, systems, processes, designs, methodologies, industrial models, works of authorship, databases, content, graphics, technical drawings, statistical models, algorithms, modules, computer programs, technical documentation, business methods, work product, intellectual and industrial property licenses, proprietary information, customer lists, and documentation relating to any of the foregoing; (v) all computer software including all source code, object code, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded; (vi) all similar, corresponding or equivalent rights to any of the foregoing; and (vii) all documentation related to any of the foregoing.

"Intercompany Capital Loan" means the amount, as of the date of reference, of outstanding advances made by Irwin Union Bank & Trust Company to the Seller pursuant to that certain Amended and Restated Intercompany Capital Allocation Agreement dated as of January 1, 2004 and the related note issued thereunder, which amount represents the portion of the Shareholder's hybrid capital that is allocated on a quarterly basis to the Seller.

"Intercompany Credit Line" means the amount, as of the date of reference, of outstanding advances made by Irwin Union Bank & Trust Company to the Seller pursuant to that certain Irwin Mortgage Corporation Credit Line Agreement dated as of January 1, 2006 and the related note issued thereunder.

"Investor" means any Person (including an Agency) having a beneficial interest in a mortgage loan or a security backed by or representing an interest in a mortgage loan, or in the Servicing rights to a mortgage loan that is serviced by the Seller pursuant to a mortgage Servicing Agreement.

"Investor Commitment" means the optional or mandatory commitments of a Person to purchase (i) a mortgage loan, a Pipeline Loan or a portion of a mortgage loan or Pipeline Loan owned or to be acquired by the Seller, or (ii) securities backed by or representing an interest in such mortgage loans or Pipeline Loans.

"Knowledge" means the knowledge, after due inquiry of: (i) with respect to the Seller, the Persons listed on Schedule 1.1(a)(i), and (ii) with respect to the Buyer, the Persons listed on Schedule 1.1(a)(ii).

"Latest Balance Sheet" has the meaning set forth in Section 4.4(a).

"Laws" mean all constitutions, laws, statutes, ordinances, rules, rulings, regulations, orders, charges, directives, determinations, executive orders, writs, judgments, injunctions or decrees of any Governmental Authority.

"LHFS Other Accounts Amount" means the net amount as of a date of reference in the following accounts set forth on the Reference Balance Sheet under the caption "Loans Held For Sale" in the column labeled "Purchased Assets/Assumed Liabilities", each calculated in accordance with the procedures and methodologies set forth in Exhibit D, and in a manner consistent with the Reference Balance Sheet: 14110, 14115, 14120, 14106, 14107, 14200, 14450, 14630, 14640, 15250, 23100, 23110, 23120, 14400, 14410, 14440, 15130 (but excluding accounts 14100 (Mtge Rec - Loans Held For Sale) and 14105 (Mortgage Loans Closed Not Funded).

"Liabilities" shall mean any and all debts, losses, liabilities, obligations, offsets, claims, damages, fines, penalties, interest, payments and accounts payable (including those arising out of any award, demand, assessment, settlement, judgment or compromise relating to any claim or proceeding), and accruals for out-of-pocket costs and expenses (including reasonable attorneys' fees and reasonable expenses incurred in investigating, preparing, defending or litigating any claim or proceeding).

"License Agreement" means the proposed License Agreement to be entered into at Closing in substantially the form of Exhibit C-3, hereto.

"Loan Basis" has the meaning set forth in Section 2.1(d).

"Loan Documents" mean all documents whether on hard copy, computer record or any other format, evidencing or pertaining to a particular Company Mortgage Loan with respect to the processing, origination, Servicing, subservicing, payment and foreclosure of such Company Mortgage Loan, including the Mortgage Note, Mortgage, ledger or other cards, tax bills, accruals records, insurance policies, payment and remittance records and any documents required to be maintained under, or that are necessary to comply with applicable Mortgage Loan Regulations.

"Loss" has the meaning set forth in Section 10.2(a).

"Losses" has the meaning set forth in Section 10.2(a).

"Marketable Loan" means a Company Mortgage Loan that is insured by the FHA or the VA, or otherwise conforms to the underwriting standards of Fannie Mae, Freddie Mac, GNMA or any other secondary market purchaser and is deliverable in the secondary market.

"Material Contracts" has the meaning set forth in Section 4.10(a).

"MDMC" means Mortgage Data Management Corporation.

"Mortgages" means the mortgages, deeds of trust, security deeds and other instruments creating a lien on real property with respect to the Company Mortgage Loans.

"Mortgage Files" means, with respect to any Company Mortgage Loan or any Pipeline Loan, the file or files containing the photostatic copy or copies on other media and, to the extent required by applicable Law, original documents, of the Mortgage Note, any mortgage or other documents creating or evidencing a security interest in the related Collateral and other Loan Documents with respect to each Company Mortgage Loan or Pipeline Loan, as well as the related credit and closing packages, disclosures, custodial documents, and all other files, books, records and documents reasonably necessary to (i) establish the eligibility of the mortgage loans or Pipeline Loans for insurance by an Insurer or for sale or delivery to an Investor, (ii) service the mortgage loans in accordance with the Mortgage Loan Regulations, or (iii) comply with the Mortgage Loan Regulations regarding documentation to be maintained by a servicer of a mortgage loan or a Pipeline Loan, or by the document custodian thereof.

"Mortgage Escrow Payments" means the portion, if any, of the mortgage loan payment in connection with a mortgage loan that, pursuant to the related Mortgage Files, must be made by a Mortgagor for deposit in a Custodial Account for the payment of real estate Taxes and assessments, insurance premiums, ground rents and similar items.

"Mortgage Loan Regulations" means (i) federal, state and local Laws with respect to the origination, insuring, purchase, sale, pooling, Servicing or subservicing of, or filing of claims in connection with, a Company Mortgage Loan, including Laws relating to real estate settlement procedures, consumer credit protection, truth in lending, usury limitations, fair housing, transfers of Servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (ii) the responsibilities and obligations relating to the Company Mortgage Loans set forth in any agreement between the Seller, on the one hand, and any Agency, Investor or Insurer, on the other hand, (iii) applicable Laws as well as applicable guidelines, handbooks and other published written requirements of an Investor, Agency or Insurer with respect to the origination, insuring, purchase, sale, pooling, Servicing or subservicing of, or filing of claims in connection with, a Company Mortgage Loan, (iv) federal and state fair labor standards Laws or similar wage and hour Laws, and (v) the terms and provisions of the Mortgage Note and the other Mortgage Files.

"Mortgage Note" means a written obligation to pay a sum of money at a stated interest rate, which rate may be fixed or adjustable during the term of the obligation, executed by a Mortgagor and secured by a Mortgage.

"Mortgagor" means the obligor(s) on a Mortgage Note.

"MSR" means the mortgage Servicing rights held by the Seller with respect to the mortgage loans in the Servicing Portfolio.

"Non-Loan Purchased Asset Value" means the amount set forth on Exhibit B.

"OC Tax Return" has the meaning set forth in Section 7.1(b).

"Old Mortgage Loans" as of specified date means loans that would be otherwise deemed to be Company Mortgage Loans hereunder except for the fact that they have been owned by the Seller for a period of more than one hundred twenty (120) days.

"Order" has the meaning set forth in Section 3.1(b).

"Originator" means, with respect to any mortgage loan, the entity or entities that (i) took the relevant mortgagor's loan application, (ii) processed the relevant mortgagor's loan application, or (iii) closed and/or funded such mortgage loan.

"Other Assets" means the amount as of a date of reference under the following accounts set forth on the Reference Balance Sheet in the column labeled "Purchased Assets/Assumed Liabilities", each calculated in accordance with the procedures and methodologies set forth in Exhibit D, and in a manner consistent with the Reference Balance Sheet: 13390 (A/R - Housing Commitment Fees), 19810 (Unexpired Commitment Fee-Govt), 19500 (Deposits) and 13570 (Accrued Interest).

"Outstanding Charges" means utilities charges (including telephone, water, sewer, electric and gas), rental charges, equipment charges, real property Taxes, personal property Taxes, and service Contracts included among the Assigned Contracts (including amounts owed pursuant to transferable permits included among the Purchased Assets) that (i) relate in whole or in part to the period prior to Closing but have not been paid by Seller and are not past due, or (ii) relate in whole or in part to the period following Closing but have been paid by Seller; provided, however, that Outstanding Charges shall not include any Assumed Payables.

"Party" has the meaning set forth in the opening paragraph.

"Parties" has the meaning set forth in the opening paragraph.

"Permitted Encumbrances" means (i) mechanics', materialmen's, carriers', workmen's, repairmen's, contractors' or other similar Encumbrances arising or incurred in the ordinary course of business and for amounts which are not delinquent, (ii) Encumbrances or other restrictions not detracting materially from the use, occupancy, value or marketability of title of the assets subject thereto, (iii) Encumbrances for Taxes not yet due and payable or for Taxes that the Taxpayer is contesting, (iv) purchase money Encumbrances securing rental payments under capital lease arrangements, (v) in the case of the Real Property Leases, zoning, building or other restrictions, variances, covenants, rights of way, conditions, easements and other minor irregularities in title, (vi) Encumbrances arising as a matter of Law in favor of landlords, (vii) other Encumbrances arising in the ordinary course of business and not incurred in connection with the borrowing of money.

"Permitted Exceptions" has the meaning set forth in Section 4.19(b).

"Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Authority.

"Personal Property Leases" means all leases and subleases of Tangible Personal Property to which Seller is a party covering Tangible Personal Property which is used or held for use by Seller primarily in, or is necessary for, the conduct of the Business as a going concern.

"Pipeline Applications" means the applications for mortgage loans (other than applications for Construction Loans) taken by sales persons of the Seller or by correspondent or brokerage Originators approved by the Seller and entered into the pipeline tracking system of the Seller prior to the Closing Date, in each case which are active but not closed and funded before the close of business on the Closing Date.

"Pipeline Loans" means those pending loans to be secured by a mortgage with respect to which, as of a reference date, a Pipeline Application has been submitted by the prospective borrower with (i) the Seller or (ii) a correspondent or brokerage Originator (and which, in the case of those loans referred to in this clause (ii), such correspondent or brokerage Originator has registered such loan with the Seller), and which in each case have not yet closed or been purchased from the correspondent or brokerage Originator on the relevant reference date.

"Plan Termination Date" shall mean, with respect to a Seller Employee Plan, the date on which Seller terminates such Seller Employee Plan (or terminates its sponsorship of such Seller Employee Plan), which is expected to be the latest date on which any Retained Employee remains eligible to participate in such Seller Employee Plan.

"Pre-Closing Account Value" means the Pre-Closing Assumed Payables minus the Pre-Closing Other Assets (whether a positive or negative amount).

"Pre-Closing Assumed Payables" means the Assumed Payables as of the Pre-Closing Date set forth on the Pre-Closing Balance Sheet.

"Pre-Closing Balance Sheet" has the meaning set forth in Section 2.1(g).

"Pre-Closing Date" has the meaning set forth in Section 2.1(g).

"Pre-Closing LHFS Other Accounts" means the LHFS Other Accounts Amount as of the Pre-Closing Date set forth on the Pre-Closing Balance Sheet.

"Pre-Closing Other Assets" means the Other Assets as of the Pre-Closing Date set forth on the Pre-Closing Balance Sheet.

"Prior Servicer" means any party that was a servicer or subservicer of any mortgage loan before the Seller or the current servicer, as applicable, became the servicer or subservicer of the mortgage loan.

"Purchase Price" has the meaning set forth in Section 2.1(f).

"Purchased Assets" means all of Seller's right, title and interest in and to and under all Assets and Properties of Seller used or held for use by the Seller primarily in, or necessary for, the conduct of the Business as a going concern, including (i) Company Mortgage Loans (and related Mortgage Notes and Mortgage Files), including those set forth on Schedule 1.1(b)(i) as delivered in accordance with Section 6.5; (ii) the Pipeline Loans and Pipeline Applications, including those set forth on Schedule 1.1(b)(ii) as delivered in accordance with Section 6.5; (iii) Assigned Contracts, including those set forth on Schedule 1.1(b)(iii); (v) real property leases as set forth on Schedule 1.1(b)(iv) (the "Real Property Leases"); (v) Personal Property Leases, as set forth on Schedule 1.1(b)(v); (vi) Tangible Personal Property, including those items set forth on Schedule 1.1(b)(vi); (vii) Company Intellectual Property, including those items set forth on Schedule 1.1(b)(vii); (viii) prepayments, refunds, insurance proceeds and rights to insurance proceeds related to Purchased Assets, including those set forth on Schedule 1.1(b)(viii); (ix) to the extent transferable, franchises, approvals, permits, licenses, orders, registrations, certificates, variances and similar rights obtained from any Governmental Authority, including those set forth on Schedule 1.1(b)(ix) (excluding those necessary to conduct Servicing activities); (x) causes of action, choses in action, rights of recovery, rights of set off and recoupment that are related to Company Mortgage Loans; (xi) improvements, fixtures, fittings, easements, rights of way and other appurtenances (such as appurtenant rights in and to public streets); (xii) all existing data, documents, databases, books, records, correspondence, business plans, projections, records of sales, customer and vendor lists, files, papers relating to the Business or any of the Purchased Assets; (xiii) the platform and content of Seller's websites and the Shareholder's websites referenced in the License Agreement, subject to Section 6.3(e), excluding domain names; provided, that the Purchased Assets shall not include any Excluded Assets. For purposes of determining the Company Mortgage Loans, Pipeline Loans, Pipeline Applications and Investor Commitments, Forward Delivery Contracts and Derivative Contracts related to the Company Mortgage Loans or Pipeline Loans transferred by the Seller to Buyer at Closing, this definition shall be deemed to refer to the schedules delivered by the Seller in accordance with Section 6.5. For avoidance of doubt, all asset accounts set forth on the Reference Balance Sheet in the column labeled "Purchased Assets/Assumed Liabilities", that have a numerical balance other than zero other than account 13220 (Sales Receipt Clearing), are Purchased Assets.

"RCRA" means the Resource Conservation and Recovery Act of 1976, as amended as of the date hereof, and the regulations promulgated thereunder.

"Real Property Leases" has the meaning set forth in the definition of "Purchased Assets."

"Reference Balance Sheet" has the meaning set forth in Section 2.1(g).

"Replacement Plans" has the meaning set forth in Section 8.2.

"Representatives" has the meaning set forth in Section 4.29.

"Repurchase Price" has the meaning set forth in Section 10.2(d).

"REO" means any residential real property owned by the Seller (whether for its own account or on behalf of an Investor, FHA or VA) as a result of a foreclosure.

"Retained Employees" has the meaning set forth in Section 8.1.

"Retirement Plan" means the Irwin Mortgage Corporation Retirement and Profit Sharing Plan.

"Rollover Contributions" has the meaning set forth in Section 8.7.

"RP Administrator" has the meaning set forth in Section 8.7.

"Review Period" has the meaning set forth in Section 2.2.

"Schedules" means the schedules to this Agreement (including the Disclosure Schedules) delivered on the date hereof (as appropriately adjusted pursuant to Section 6.14).

"Second Payment" has the meaning set forth in Section 2.1(a).

"Seller" has the meaning set forth in the opening paragraph.

"Seller Assumed Liabilities" means (i) all expenses which arise and are incurred after the Closing Date and relate directly to the Business; (ii) all Liabilities of Seller to be performed after the Closing Date under the Assigned Contracts; (iii) all Liabilities of Seller, including trade accounts payable, incurred on behalf of a customer in connection with any Company Mortgage Loan or Pipeline Loan arising after the Closing Date; (iv) all Liabilities of Seller under or with respect to the Company Mortgage Loans or Pipeline Loans arising or to be performed after the Closing Date, other than in respect of amounts owed under the Intercompany Capital Loan, the Intercompany Credit Line and any warehouse lending facility of the Seller used to fund Company Mortgage Loans; (v) the Assumed Payables as of the Closing Date; (vi) the Outstanding Charges; and (vi) sponsorship of all visas or lawful permanent residence applications for, and employment-related immigration obligations with respect to, employees of the Business; except, in each case, to the extent such obligations (A) would have been paid, performed or otherwise discharged on or prior to the Closing Date but for a breach or default by the Seller or (B) arise out of any breach or default by Seller. Notwithstanding anything else contained herein to the contrary, the Seller Assumed Liabilities shall not include account 13220 (Sales Receipts Clearing) set forth on the Reference Balance Sheet in the column labeled "Purchased Assets/Assumed Liabilities".

"Seller Employee Plans" has the meaning set forth in Section 4.13(a).

"Seller ERISA Affiliate" has the meaning set forth in Section 4.13(a).

"Seller Guarantees" has the meaning set forth in Section 9.1(h).

"Seller Indemnified Parties" has the meaning set forth in Section 10.3(a).

"Seller Material Adverse Effect" means any Event that has, or would be reasonably expected to have, a material and adverse effect on (i) the business, assets, liabilities, condition (financial or otherwise), or operating results of the Seller, or (ii) the ability of the Seller or the Shareholder to perform its obligations under this Agreement or any of the Ancillary Agreements to which it is or will become a party, and the transactions contemplated hereby and thereby in a timely manner; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Seller Material Adverse Effect: any Event arising from or relating to (A) changes in national or international political or social conditions, including acts of sabotage or terrorism, or the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war (it being understood that any such conditions or acts may be the cause of a Seller Material Adverse Effect,) (B) changes in general economic conditions or in U.S. or global financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (C) the taking of any action contemplated by this Agreement and the Ancillary Agreements, (D) any acts or omissions of the Buyer prior to the Closing, (E) any acts or omissions of the Seller prior to Closing taken at the written request of the Buyer or with the prior written consent of the Buyer, (F) the existence of any item fully and properly disclosed in the Disclosure Schedules hereto which have been delivered by Seller.

"Seller's Liability Amount" shall have the meaning set forth in Section 10.2(b)(iv).

"Seller's Tax Group" means the affiliated group of corporations of which Shareholder is the common parent corporation within the meaning of Section 1504 of the Code or any similar provision of state or local Tax Law which files a consolidated Tax Return.

"Servicing" means residential mortgage loan servicing and subservicing rights and obligations and the exercise or performance thereof, including one or more of the following functions (or a portion thereof): (i) the administration and collection of payments for the reduction of principal and/or the application of interest on a residential mortgage loan; (ii) the collection of payments on account of Taxes and insurance; (iii) the remittance of appropriate portions of collected payments; (iv) the provision of escrow administration; (v) the pursuit of foreclosure and alternate remedies against the Collateral; and (vi) the administration and liquidation of any real property as a result of foreclosure or a deed in lieu of foreclosure, together with the right to receive the Servicing compensation and any ancillary fees, the benefit of the related Custodial Accounts and any other related accounts pursuant to applicable Mortgage Loan Regulations and, in each case, all rights, powers and privileges incident to any of the foregoing.

"Servicing Agreement" means an agreement between an Investor and the Seller pursuant to which the Seller owns the Servicing and services mortgage loans in the Servicing Portfolio.

"Servicing Platform" has the meaning set forth in the definition of "Purchased Assets."

"Servicing Portfolio" means the portfolio of mortgage loans not owned by the Seller but as to which the Seller provides Servicing.

"Settlement Proceeds" has the meaning set forth in Section 2.1(d).

"Shared Contracts" has the meaning set forth in Section 9.1(c).

"Shared Assigned Contracts" has the meaning set forth in Section 9.1(c).

"Shareholder" has the meaning set forth in the opening paragraph.

"Shareholder Assigned Contracts" has the meaning set forth in Section 9.1(a).

"Shareholder Contracts" has the meaning set forth in Section 9.1(a).

"Shareholder Assumed Liabilities" means the liabilities and obligations of Shareholder or other Seller Affiliate after the Closing Date arising under the Shareholder Assigned Contracts that are assigned to the Buyer except to the extent such obligations (A) would have been paid, performed or otherwise discharged on or prior to the Closing Date but for a breach or default by such party or (B) arise out of any breach or default by such party.

"Stated Principal Balance" has the meaning set forth in Section 10.2(d).

"Sublease" means the proposed Sublease to be entered into at Closing in substantially the form of Exhibit C-2 hereto (it being understood and agreed that the Buyer shall sublease at least the entire third floor and the portion of the second floor represented by the noncommon usable space west of the elevator lobby (i.e. the short end), and may sublease other space in the building that the Buyer specifies in writing to the Seller within 15 Business Days after the date hereof (provided, that Buyer must first elect to sublease the remainder of the second floor before subleasing any portion of the first or fourth floors), and the amounts payable thereunder shall be based on the amounts paid by Seller multiplied by a fraction, the numerator of which shall be the total square footage of usable space subleased by Buyer and the denominator of which shall be the total square footage of usable space leased by Seller.)

"Survival Period" has the meaning set forth in Section 10.1.

"Surviving Entity" has the meaning set forth in Section 6.9(a).

"Tangible Personal Property" means all furniture, fixtures, machinery, equipment, tools, computers (including computer hardware), demonstration equipment, prototypes and other tangible personal property which are used or held for use by Seller primarily in, or are necessary for, the conduct of the Business as a going concern at the locations at which the Business is conducted or which are otherwise used or held for use by Seller primarily in, or are otherwise necessary for, the conduct of the Business.

"Tax" (and, with correlative meaning, "Taxes" and "Taxable") shall mean any and all taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind in the nature thereof (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Government Authority, including: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs, and similar charges.

"Tax Return" shall mean any return, declaration, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax and all federal, state, local and foreign returns, reports and similar statements.

"Termination Date" has the meaning set forth in Section 11.3(a)(i).

"Third Party Claim" has the meaning set forth in Section 10.4(b).

"Third Payment" has the meaning set forth in Section 2.1(a).

"Transferred Benefit Plan" means only those Benefit Plans as set forth on Schedule 4.13(a) that are specifically designated on Schedule 4.13(a) as Benefit Plans that will be assigned to, and assumed by, Buyer at Closing.

"Transition Services Agreement" means the proposed Transition Services Agreement to be entered into at Closing in substantially the form of Exhibit C-1 hereto (it being understood and agreed that the Parties shall negotiate in good faith to develop schedules prior to Closing that describe in greater detail the services to constitute "Irwin Provided Services" and the "Freedom Provided Services" listed in Appendix A and Appendix B thereto and the types of tasks involved in such services, in each case based upon the Summary of Transition Services attached as Exhibit A thereto at the fee as indicated therein).

"Twelve-Month Period" has the meaning set forth in Section 2.1(e).

"Unsettled Mortgage Loans" means mortgage loans that, prior to Closing, the delivery and sale of which by Seller to a third party investor has been completed, other than Seller's receipt of payment therefor, as evidenced by a written bona fide trade advice or commitment letter dated as of a date prior to the Closing.

"WARN Act" has the meaning set forth in Section 8.6(a).

"Wholesale Offices" has the meaning set forth in Section 6.3(f).

ARTICLE II
PURCHASE AND SALE OF THE PURCHASED ASSETS; CLOSING

2.1 Purchase and Sale of Purchased Assets; Assumed Liabilities.

(a) On the terms and subject to the conditions of this Agreement, at the Closing referred to below, the Buyer shall purchase from the Seller, and the Seller shall sell, transfer, convey, assign and deliver, free and clear of all Encumbrances other than the Permitted Encumbrances, to the Buyer, all of the Purchased Assets. At the Closing, the Buyer shall pay to the Seller in immediately available funds to an account designated by the Seller an amount equal to the 50% of the Non-Loan Purchased Asset Value (the "First Payment"). Simultaneously with Closing, Buyer shall pay the Indebtedness Payoff Amount calculated as of the Closing directly to Irwin Union Bank & Trust Company and other warehouse lenders, as applicable, in the respective amounts necessary to pay the Intercompany Credit Line and each warehouse lending facility of Seller used to fund mortgage loans (in an amount equal to the aggregate Stated Principal Balance of the Company Mortgage Loans). The Buyer shall pay to Seller an amount equal to 25% of the Non-Loan Purchased Asset Value (the "Second Payment"), on or before the date 45 days after the Closing Date. The Buyer shall pay to Seller an amount equal to 25% of the Non-Loan Purchased Asset Value (the "Third Payment") on or before the date 75 days after the Closing Date. The Buyer shall pay to Seller on or before the earlier of 75 days after the Closing Date or three (3) Business Days after the Buyer has effected the sale of all Company Mortgage Loans (the "Deferral Payment Date") either the Pre-Closing LHFS Other Accounts Amount or, in the event that the Final LHFS Other Accounts Amount has been determined pursuant to Section 2.2(a) by the Deferral Payment Date, then the Buyer shall pay the Final LHFS Other Accounts Amount to Seller on the Deferral Payment Date; provided, however, no payment shall be due to Seller on the Deferral Payment Date if the Pre-Closing LHFS Other Accounts, or the Final LHFS Other Accounts, as the case may be, is a negative amount. In the event that the Pre-Closing LHFS Other Accounts Amount or the Final LHFS Other Accounts, as the case may be, is a negative amount, then Seller shall pay to Buyer on the Deferral Payment Date such negative amount.

(b) As additional consideration for the Purchased Assets and the agreements and undertakings set forth in this Agreement, at Closing the Buyer will assume and agree to pay, satisfy and discharge, when due, the Assumed Liabilities. Notwithstanding anything to the contrary in this Agreement, the Buyer shall not assume or in any way become liable for any of the Seller's Liabilities or obligations of any nature whatsoever other than the Assumed Liabilities, whether accrued, absolute, contingent or otherwise, whether known or unknown, whether due or to become due, whether related to the Seller's business or the Purchased Assets and whether disclosed on the schedules attached hereto, and regardless of when or by whom asserted.

(c) In the event that the Pre-Closing Account Value exceeds the Final Account Value (as determined pursuant to Section 2.2), Buyer shall pay Seller such excess amount within three (3) Business Days after the Determination Date (provided, however, that if the Second Payment or Third Payment has not yet been made, the Buyer shall pay 25% of such amount on the date of the Second Payment and 25% on the date of the Third Payment, as applicable, and the remainder on the Determination Date). In the event that the Final Account Value exceeds the Pre-Closing Account Value (as determined pursuant to Section 2.2 and subject to any holdback set forth therein), the Seller shall pay such excess amount to Buyer within three Business Days after the Determination Date (provided, however, that if the Second Payment or Third Payment has not yet been made, the Buyer shall deduct such excess amount from such upcoming payment(s) owed to Seller and the remainder of such amount shall be paid by Seller to Buyer within three (3) Business Days after the Determination Date). In the event that the Pre-Closing LHFS Other Accounts, rather than the Final LHFS Other Accounts, is paid on the Deferral Payment Date, (i) to the extent that the Pre-Closing LHFS Other Accounts Amount exceeds the Final LHFS Other Accounts, Seller shall pay Buyer such excess amount within three (3) Business Days after the Determination Date; and (ii) to the extent that the Final LHFS Other Accounts Amount exceeds the Pre-Closing LHFS Other Accounts, Buyer shall pay Seller such excess amount within three (3) Business Days after the Determination Date. If the Final Net Outstanding Charges Balance (determined pursuant to Section 2.2) is positive, Seller shall pay such amount to Buyer within three (3) Business Days after the Adjustment Date. If the Final Net Outstanding Charges Balance is negative, Buyer shall pay such amount to Seller within three (3) Business Days after the Adjustment Date.

(d) After the Closing Seller shall collect in due course the gross settlement proceeds to which it is entitled in respect of Unsettled Mortgage Loans (represented by account 14100 on the Reference Balance Sheet under the Excluded Assets column and determined in a manner consistent with Seller's past practice under FAS 140, the "Settlement Proceeds"). Within five (5) Business Days after all Settlement Proceeds have been received, Seller's Chief Financial Officer will (A) calculate, in good faith: (i) the Settlement Proceeds, (ii) the Stated Principal Balance for the Unsettled Mortgage Loans less any points paid by the borrower to Seller in exchange for reduction of interest rate in respect of an Unsettled Mortgage Loan (the "Loan Basis") as of the applicable sale date of each such loan (the "Sale Date"); (iii) the origination costs and fees paid associated with the Unsettled Mortgage Loans as of the Sale Date as reflected by account numbers 14630, 14640, and 15250 on the Reference Balance Sheet under the Excluded Assets column (the "Origination Costs"), each determined in accordance with the procedures and methodologies set forth in Exhibit D, and in a manner consistent with the Reference Balance Sheet, and (B) deliver to Buyer a statement certified by the Seller's Chief Financial Officer (the "Gain Statement") setting forth such foregoing amounts and the amount equal to 50% of the difference of the Settlement Proceeds minus the Loan Basis minus the Origination Costs (the "Eligible Gain") and reasonable supporting documentation for the same. At the time of delivery of the Gain Statement, Seller shall pay to Buyer an amount equal to the Eligible Gain. Buyer shall have ten (10) Business Days to review the Gain Statement, and Seller shall afford Buyer with access to supplemental records and information as Buyer may reasonably request for such purpose. If Buyer does not object to Seller's calculation of the Eligible Gain by delivering written notice before the end of such period setting forth in reasonable detail the disputed items, the amounts and estimated amounts of the disputed items and the basic facts underlying Buyer's objections, the Eligible Gain reflected on the Gain Statement shall be final and binding. If Buyer gives timely notice of objection to the calculation of the Eligible Gain (setting forth in reasonable detail the disputed items, the amounts or estimated amounts of the disputed items and the basic facts underlying the Buyer's objections), the Parties will try in good faith to resolve the objections. Failing such resolution, either Party may refer the disputed matter to the CPA Firm using the procedures prescribed in Section 2.2(a). The Eligible Gain that becomes final and binding is referred to herein as the "Final Eligible Gain." The date the Final Eligible Gain is finally determined is the "Eligible Gain Date". In the event that the Eligible Gain set forth in the Gain Statement exceeds the Final Eligible Gain (as determined pursuant to Section 2.2), Seller shall pay Buyer such excess amount within three (3) Business Days after the Eligible Gain Date. For avoidance of doubt, the Eligible Gain shall be determined without regard to any accrued interest, points or fees (other than points paid by the borrower to Seller in exchange for reduction of interest rate) received or to be received by Seller in respect of the Unsettled Mortgage Loans, all of which shall be wholly retained and inure to the credit of Seller.

(e) As additional purchase price, the Seller shall be eligible to receive Earn-Out Payments from Buyer for each of the first three twelve (12) month-periods following the Closing (each a "Twelve-Month Period") on the terms and conditions set forth herein. Each "Earn-Out Payment" shall be an amount equal to three (3) basis points (.03) multiplied by the difference of (i) the total principal amount of mortgage loans originated or acquired by Buyer during the applicable Twelve-Month Period through Buyer's branches previously operated by Seller or as a result of loan production activities of Continuing Employees (even if such Continuing Employees are relocated by Buyer) less (ii) $9.5 Billion. Within thirty (30) days after the end of the applicable Twelve-Month Period, Buyer shall calculate the Earn-Out Payment for such period and deliver to Seller an officer's certificate setting forth the calculation of such Earn-Out Payment and pay to Seller such amount, if any, provided however, that if Buyer does not deliver such notice and pay such amount within the foregoing time period, Seller shall provide written notice to Buyer of same, and Buyer shall be able to cure within (5) days after receipt of such notice. The calculation of the Earn-Out Payment will be final, conclusive and binding on Seller unless within thirty (30) days after receipt from Buyer of the calculation of the Earn-Out Payment for the applicable Twelve-Month Period, Seller shall notify Buyer in writing of Seller's objections to Buyer's calculation of the applicable Earn-Out Payment, specifically identifying the disputed items, the amounts or estimated amounts of the disputed items and the basic facts underlying the Seller's objections. If the parties are unable to resolve a dispute regarding an Earn-Out Payment within 30 days after Seller's notification of its dispute, either party may elect to utilize the procedure described in Section 2.2 to engage the CPA Firm to determine the resolution of any disputed Earn-Out Payment. Notwithstanding the foregoing, Buyer shall have no obligation to make Earn-Out Payments in the aggregate in excess of $750,000 or in excess of $250,000 with respect to any Twelve-Month Period.

(f) The sum of the Non-Loan Purchased Asset Value, Pre-Closing Assumed Payables, Pre-Closing LHFS Other Accounts Amount (or the Final LHFS Other Accounts Amount if such amount is paid on the Deferral Payment Date), the Indebtedness Payoff Amount, the Final Eligible Gain, any adjustment pursuant to Section 2.1(c) (with any amounts paid to Seller as an addition and any amounts paid by Seller as a subtraction) and any Earn-Out Payments, are referred to collectively in this Agreement as the "Purchase Price."

(g) Attached hereto as Exhibit E is a balance sheet of the Business (the "Reference Balance Sheet") setting forth the parties' good faith estimation of the book value of the Purchased Assets and the Assumed Liabilities as of June 30, 2006, each calculated in accordance with GAAP (including FASB 91) or otherwise in accordance with the procedures and methodologies set forth in Exhibit D. Seller shall cause its Chief Financial Officer to prepare a balance sheet dated within six (6) Business Days prior to the Closing (the "Pre-Closing Balance Sheet") based upon the same methodology on which the Reference Balance Sheet was prepared and pursuant to which there shall be determined the book value of the Purchased Assets and Assumed Liabilities as of six (6) Business Days prior to the Closing Date (the "Pre-Closing Date") and such Pre-Closing Balance Sheet shall be delivered to Buyer no later than two (2) Business Days prior to the Closing Date. Seller shall cause its Chief Financial Officer to prepare and deliver to Buyer and MDMC on the date which is seven (7) days prior to the Closing updated lists, as of such date, of the Company Mortgage Loans and Pipeline Loans in the same format as Schedule 1.1(b)(i) and Schedule 1.1(b)(ii) hereof and a "tape" of such Company Mortgage Loans.

(h) Notwithstanding the foregoing, the Second Payment, Third Payment, any payments due on the Deferral Payment Date and any adjustments provided for in subsections (c) and (d) above payable by the Buyer to the Seller shall be offset dollar for dollar to the extent of any amount that Seller owes to Buyer pursuant to subsection (c) and (d) above (including amounts subject to bona fide dispute in accordance with the provisions hereof).

2.2 Determination of Adjustments; Outstanding Charges.

(a) Within 15 days after the Closing, the Seller will prepare and deliver to the Buyer a balance sheet of the Purchased Assets and Assumed Liabilities as of the Closing Date (the "Closing Balance Sheet"), which will be prepared in accordance with GAAP (including FASB 91) or otherwise in accordance with the procedures and methodologies set forth in Exhibit D, and in a manner consistent with the Reference Balance Sheet. The Buyer will provide reasonable support to the Seller and its Representatives to enable them to prepare the Closing Balance Sheet, including providing reasonable access to and the right to copy the books and records of the Business. Buyer will have the opportunity to review the Closing Balance Sheet for 45 days after the Closing Balance Sheet is delivered by the Seller solely for the purpose of verifying the LHFS Other Accounts, Assumed Payables and Other Assets as set forth therein (the "Review Period"). During the Review Period, the Seller will provide to the Buyer and its Representatives reasonable access to information to enable Buyer to review the Closing Balance Sheet. The Closing Balance Sheet will be final, conclusive and binding on the Buyer unless, during the Review Period, the Buyer notifies the Seller in writing of the Buyer's objections to the Seller's determination of the LHFS Other Accounts, Assumed Payables or Other Assets set forth therein, specifically identifying the disputed items, the amounts or estimated amounts of the disputed items and the basic facts underlying the Buyer's objections. If the Buyer gives notice of any objection to the LHFS Other Accounts, Assumed Payables or Other Assets set forth in the Closing Balance Sheet, the Parties will try in good faith to resolve the objections within 30 days after the delivery of notice by the Buyer. If the Parties resolve the objections within that time period, they will promptly record the resolution in a writing signed by each of them, and the resolution will be final, conclusive and binding on each of them. If the Parties are unable to resolve the objections within that time period, the Parties promptly will refer any disputed matter to the Chicago office of Grant Thornton LLP (the "CPA Firm"). Should such firm be unable or unwilling to serve, the CPA Firm shall be a regionally or nationally recognized certified public accounting firm having no prior relationship with the Parties or their Affiliates mutually selected by the Buyer and the Seller, which will be independent of Buyer, Seller, Shareholder and their respective Affiliates; provided that if the Parties are unable to mutually agree upon the substitute CPA Firm within 60 days, the Buyer and the Seller will each designate an accounting firm, and such accounting firms will promptly thereafter jointly select the substitute CPA Firm. Each of the Buyer and Seller will pay one-half of the fees and expenses of such accounting firm. The CPA Firm will act as a neutral arbitrator, and to the extent GAAP, this Agreement and the procedures and methodologies set forth in Exhibit D leave room for discretion, will exercise that discretion independently, but within the range of differences between the Parties. The Parties will be afforded an opportunity to present their positions and such materials as the CPA Firm will deem appropriate. The CPA Firm will be instructed to revise the LHFS Other Accounts, Assumed Payables and/or Other Assets, as applicable, to reflect its resolution of the disputed matters within 90 days following its engagement, which resolution will be final, conclusive and binding on the Parties. The LHFS Other Accounts, Assumed Payables and the Other Assets in the form that is final, conclusive and binding on the Parties hereunder, is referred to in this Agreement as the "Final LHFS Other Accounts," the "Final Assumed Payables" and the "Final Other Assets," respectively. The date on which any of the foregoing amounts is finally determined in accordance with this Section 2.2 is referred to as the "Determination Date" with respect to such amount. The Final Assumed Payables minus the Final Other Assets is referred to herein as the "Final Account Value." If any dispute remains unresolved on the date the Second Payment or Third Payment is due under Section 2.1, Buyer shall timely pay the Second Payment or Third Payment to Seller, as applicable, net of the amount subject to bona fide dispute as evidenced by its notice of objection.

(b) Within sixty (60) days following Closing, Buyer shall prepare and deliver to Seller a reconciliation of the Outstanding Charges on which (i) that portion of each of the Outstanding Charges that relates or is attributable to the period prior to Closing, but had not been paid by Seller is reflected as a positive number (for the account of Seller) and (ii) that portion of each of the Outstanding Charges that relates or is attributable to the period on and subsequent to Closing, but was paid by Seller, is reflected as a negative number (for the account of Buyer). Such reconciliation shall be certified by the Chief Financial Officer of Buyer and shall be provided in an item by item detail with reasonable supporting documentation. Seller shall have ten (10) Business Days to review the reconciliation of Outstanding Charges, and Buyer shall afford Seller with access to supplemental records and information as Seller may reasonably request for such purpose. If Seller does not object to Buyer's reconciliation by delivering written notice before the end of such period setting forth in reasonable detail the disputed items, the amounts and estimated amounts of the disputed items and the basic facts underlying Seller's objections, the net Outstanding Charges balance reflected thereon shall be final and binding. If Seller gives timely notice of objection to the reconciliation (setting forth in reasonable detail the disputed items, the amounts or estimated amounts of the disputed items and the basic facts underlying the Seller's objections), the Parties will try in good faith to resolve the objections. Failing such resolution, either Party may refer the disputed matter to the CPA Firm using the procedures prescribed in Section 2.2(a). The net Outstanding Charges balance that becomes final and binding is the "Final Net Outstanding Charges Balance." The date the Final Net Outstanding Charges Balance is finally determined is the "Adjustment Date".

2.3 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 11.3, the closing of the transactions contemplated hereby (the "Closing") shall take place five Business Days after the satisfaction or waiver of the conditions set forth in Article III (other than those that by their nature are satisfied at the Closing), at the offices of Barnes & Thornburg LLP, 11 South Meridian Street, Indianapolis, Indiana unless another date, time or place is agreed to in writing by the Parties (the time and date on which the Closing occurs is hereinafter referred to as the "Closing Date"). For financial and accounting purposes (including any adjustments pursuant to Section 2.1) the Closing shall be deemed to have occurred as of 12:00:01 a.m. on the Closing Date.

2.4 Closing Obligations.

(a) Deliveries of the Seller.

(i) No later than two Business Days prior to the Closing Date, the Seller shall deliver to the Buyer payment instructions indicating the bank account or accounts to which the Buyer should pay, by wire transfer of immediately available funds, any payments required hereunder.

(ii) At the Closing, the Seller shall deliver to the Buyer: (A) possession of the Purchased Assets; (B) assignments and other instruments of conveyance, including a bill of sale, reasonably acceptable to the Buyer, that are sufficient to transfer to the Buyer the Purchased Assets in accordance with this Agreement; (C) written consents, approvals, authorizations and waivers of third parties, if required hereunder, with respect to the transfer of the Purchased Assets (including rights under the Assigned Contracts); (D) true and complete copies of resolutions of the Seller's and Shareholder's Board of Directors certified by the Secretary of the Seller and Shareholder, respectively, authorizing the consummation of the transactions contemplated by this Agreement; (E) a certificate of existence from the state of incorporation as to the corporate status of Seller; (F) a true and complete copy of the Articles of Incorporation of Seller and all amendments thereto certified by the state of incorporation of Seller; (G) a true and complete copy of the Bylaws of Seller certified by the Secretary of Seller; (H) a certificate from the Secretary of Seller stating that the Seller's Articles of Incorporation have not been amended since the date of the certificate described in subsection (F) above and that nothing has occurred since the date of issuance of the certificate of existence specified in subsection (E) above that would adversely affect its corporate existence; (I) a certificate from Seller's Secretary as to the incumbency and signatures of Seller's officers who will execute documents at the Closing and who have executed this Agreement; and (J) any and all other agreements, certificates, instruments and documents as may be required of the Seller under this Agreement or as Buyer may reasonably request in order to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Deliveries of the Shareholder. At the Closing, the Shareholder shall deliver to the Buyer: (A) assignments and other instruments of conveyance, reasonably acceptable to the Buyer, that are sufficient to transfer to the Buyer the Shareholder Assigned Contracts in accordance with this Agreement; and (B) any and all other agreements, certificates, instruments and documents as may be required of the Shareholder under this Agreement.

(c) Deliveries of the Buyer. At the Closing, the Buyer shall deliver to the Seller or the Shareholder, as applicable: (A) the First Payment; (B) one or more instruments or agreements, reasonably acceptable to the Seller and Shareholder, that provides for the Buyer's assumption of the Seller Assumed Liabilities and the Shareholder Assumed Liabilities; (C) true and complete copies of resolutions of the Buyer's Board of Directors certified by the Secretary of the Buyer authorizing the consummation of the transactions contemplated by this Agreement; and (D) any and all other agreements, certificates, instruments and documents as may be required of the Buyer under this Agreement or as Seller may reasonably request in order to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

2.5 Allocation of Purchase Price.

The Purchase Price will be allocated in accordance with Section 1060 of the Code and as set forth on Schedule 2.5 (the "Allocation"). After the Closing, the Parties will make consistent use of the allocation, fair market value and useful lives specified in Schedule 2.5 for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof. The Buyer and the Seller shall each file an IRS Form 8594 "Asset Acquisition Statement Under Section 1060" at the time and in the manner as required by Treasury Regulation 1.1060-T consistent with the Allocation concerning the Purchase Price. The Allocation shall be conclusive and binding on the Parties for all purposes, including reporting and disclosure requirements under the Code, and any other state or local Tax Laws.

ARTICLE III
CONDITIONS TO CLOSING

3.1 Conditions to the Obligations of the Buyer and the Seller and the Shareholder. The respective obligations of the Buyer and the Seller and Shareholder to effect the transactions contemplated hereby shall be subject to the satisfaction or waiver by the Buyer and the Seller at or prior to the Closing Date of the following conditions: (i) No Law that restrains, enjoins or otherwise prohibits the transactions contemplated hereby shall have been enacted, adopted or promulgated and be in full force and effect, (ii) no temporary restraining order, preliminary or permanent injunction or other order of a court of competent jurisdiction or other Governmental Authority which materially impairs, restrains, enjoins or otherwise prohibits the transactions contemplated hereby (an "Order") shall have been issued, entered or enforced and be in effect, and (iii) no action or proceeding by a Governmental Authority seeking such an Order shall be pending.

3.2 Conditions to the Obligations of the Buyer. The obligation of the Buyer to effect the transactions contemplated hereby shall be subject to the satisfaction or waiver by the Buyer at or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Seller and Shareholder set forth in this Agreement, the Ancillary Agreements and the annexes, schedules and exhibits to this Agreement that is qualified by reference to Seller Material Adverse Effect or other materiality qualifier shall be true and correct in all respects and all such representations and warranties not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except that such representations and warranties that are made as of a specific date need only be so true and correct as of such date; provided, however, that, notwithstanding anything herein to the contrary, the condition set forth in this Section 3.2(a) shall be deemed to have been satisfied even if any such representations and warranties are not true and correct unless the failure of such representations and warranties to be so true and correct (disregarding any materiality or Seller Material Adverse Effect qualification of such representations and warranties), individually or in the aggregate, has had or can reasonably be expected to have a Seller Material Adverse Effect.

(b) Covenants and Agreements. The Seller and the Shareholder shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or before the Closing.

(c) Officer's Certificate. The Seller and Shareholder shall each have delivered to the Buyer a certificate from a duly authorized officer, dated as of the Closing Date, stating that the applicable conditions specified in subsections (a) and (b) of this Section 3.2 have been satisfied.

(d) Closing Deliveries. The Seller and the Shareholder shall have delivered all of the closing deliveries set forth in Section 2.4(a) and 2.4(b).

(e) Officer Payments. At or prior to the Closing, Shareholder shall have caused Seller to pay to the individuals listed on Schedule 3.2(k) the amounts set forth opposite their names on Schedule 3.2(e)(i) as provided in existing agreements among such officers, Seller and Shareholder.

(f) Required Approvals. The Buyer shall have been approved as a national HUD lender.

(g) Required Consents. Each of the notices, consents, approvals, waivers and authorizations listed on Schedule 3.2(f) shall have been given, made or obtained and shall be in full force and effect (provided, however, that if such consent, approval, authorization or waiver is not obtained from a third party solely due to such third party's concern regarding the financial wherewithal of the Buyer, which concern shall be expressed in a writing signed by such third party, then such consent, approval, authorization or waiver shall not be required pursuant to this Section 3.2(g)).

(h) Ancillary Agreements. The Seller or Shareholder, as appropriate, shall have executed and delivered (i) a Transition Services Agreement, substantially in the form of Exhibit C-1, (ii) Sublease (or assignment of lease) providing for Buyer's use of a portion of Seller's Fishers, Indiana headquarters, substantially in the form of Exhibit C-2 and (iv) the License Agreement substantially in the form of Exhibit C-3.

(i) No Seller Material Adverse Effect. No Seller Material Adverse Effect shall have occurred since the date of this Agreement.

(j) Opinion. Buyer shall have received from Barnes & Thornburg LLP, counsel to Seller (or other counsel acceptable to Buyer in its reasonable judgment), a legal opinion with respect to the matters set forth in Exhibit F attached hereto, which shall be addressed to Buyer dated as of the Closing Date and in form and substance reasonably satisfactory to Buyer.

(k) Employees. Each of the individuals named in Schedule 3.2(k) shall have executed and delivered to the Buyer the Employment Agreement substantially in the form attached as Exhibit G, respectively, and each such Employment Agreement shall be in full force and effect.

(k) The Seller must have delivered to the Buyer a statement of cash flows of the Seller for the six months ended June 30, 2006, not less than 15 days prior to the Closing.

3.3 Conditions to the Obligations of the Seller and Shareholder. The obligation of the Seller and the Shareholder to effect the transactions contemplated hereby shall be subject to the satisfaction or waiver by the Seller or the Shareholder at or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Buyer set forth in this Agreement, the Ancillary Agreements and the annexes, schedules and exhibits to this Agreement that is qualified by reference to Buyer Material Adverse Effect or other materiality qualifier shall be true and correct in all respects and all such representations and warranties not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except that such representations and warranties that are made as of a specific date need only be so true and correct as of such date; provided, however, that, notwithstanding anything herein to the contrary, the condition set forth in this Section 3.3(a) shall be deemed to have been satisfied even if any such representations and warranties are not so true and correct unless the failure of such representations and warranties to be so true and correct (disregarding any materiality or Buyer Material Adverse Effect qualification of such representations and warranties), individually or in the aggregate, has had or can reasonably be expected to have a Buyer Material Adverse Effect.

(b) Covenants and Agreements. The Buyer shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or before the Closing.

(c) Officer's Certificate. The Buyer shall have delivered to the Seller a certificate from a duly authorized officer of the Buyer, dated as of the Closing Date, stating that the applicable conditions specified in subsections (a) and (b) of this Section 3.3 have been satisfied.

(d) Required Consents. Each of the notices, consents, approvals and authorizations listed on Schedule 3.3(d) shall have been given, made or obtained and shall be in full force and effect;

(e) Ancillary Agreements. The Buyer shall have executed and delivered (i) a Transition Services Agreement, substantially in the form of Exhibit C-1, (ii) Sublease (or assignment of lease) providing for Buyer's use of a portion of Seller's Fishers, Indiana headquarters, substantially in the form of Exhibit C-2, and (iii) the License Agreement substantially in the form of Exhibit C-3; and

(f) Closing Deliveries. The Buyer shall have delivered all of the closing deliveries set forth in Section 2.4(c).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SELLER

Subject only to such exceptions as are specifically disclosed in the disclosure schedules hereto, which contain specific numbered sections and lettered subsections corresponding to those in this Article IV, and which have been delivered by or on behalf of the Seller on the date hereof (the "Disclosure Schedules"), the Seller and Shareholder, as of the date hereof and as of the Closing Date, hereby jointly and severally represent and warrant to the Buyer as follows:

4.1 Organization, Authority. The Seller is a corporation duly organized and validly existing under the Laws of the State of Indiana. The Seller is qualified to do business as a foreign entity and is in good standing in each jurisdiction listed in Schedule 4.1. Each of the Shareholder and the Seller has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. All necessary corporate action and other proceedings required to be taken by each of the Shareholder and the Seller to authorize the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is or will become a party and to consummate the transactions contemplated hereby and thereby have been duly and properly taken. This Agreement and the Ancillary Agreements to which the Seller or Shareholder is or will become a party have been duly executed and delivered by each of the Seller and the Shareholder and constitute the legal, valid and binding obligation of the Seller and the Shareholder, enforceable against each of the Seller and the Shareholder in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar Laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies and except that the indemnification provisions under this Agreement may further be limited by principles of public policy.

4.2 No Conflict.

(a) The execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements and the consummation by the Seller of the transactions contemplated hereby and thereby will not (i) violate or conflict with the Articles of Incorporation, as amended, or By-laws of the Seller (the "Company Organizational Documents"), (ii) assuming satisfaction of the requirements set forth in Section 4.2(b) below, violate any provision of Law to which the Seller is subject or violate or conflict with any order, judgment, injunction or decree applicable to the Seller or (iii) except as set forth on Schedule 4.2(a), (A) violate, breach or constitute a default under, (B) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, (C) require Seller to obtain any consent, approval or action of, make any filing with or give any notice to any Person (other than any Governmental Authority) as a result of or under, (D) result in or give to any Person any additional rights or entitlement to increased, additional or guaranteed payments or performance under, (E) result in the loss of any material benefit under, (F) or result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any of the Purchased Assets pursuant to (with or without notice or the lapse of time or both), any provision of any material agreement, Contract, note, bond, mortgage, indenture, lease or other instrument binding upon the Seller or any material license, franchise, permit or other similar authorization held by the Seller.

(b) The execution, delivery and performance by the Seller of this Agreement or the Ancillary Agreements and the consummation by the Seller of the transactions contemplated hereby and thereby do not require any consent, approval, order, authorization or action of, or any filing with or any notice to, any Governmental Authority with respect to the Seller, or any of the Purchased Assets, except for (i) Agency notices or consents listed on Schedule 4.2(b), and (ii) such other consents and filings which, if not obtained or made, would not reasonably be expected to prevent, or materially alter or delay, any of the transactions contemplated by this Agreement. Seller makes no representation or warranty with respect to any notices or consents with respect to any Governmental Authority that Buyer may need to make or obtain in order to own the Purchased Assets or operate the Business following the Closing.

4.3 [Intentionally Omitted]

4.4 Financial Statements. Schedule 4.4 contains the following financial statements of the Seller (the "Financial Statements"):

(a) the unaudited consolidated balance sheet of the Seller as of June 30, 2006 (the "Latest Balance Sheet") and the related statement of income for the month then ended; and

(b) the unaudited consolidated balance sheet of the Seller as of December 31, 2005 and the related statement of income for the twelve (12)-month period then ended.

Each of the foregoing Financial Statements (including in all cases the notes thereto, if any) presents fairly in all material respects the financial condition, results of operations and cash flows of the Business throughout the periods covered thereby (subject, in the case of the unaudited statements, to the absence of notes and year-end audit adjustments, which adjustments will not be material in amount) in accordance with GAAP (including FASB 91) consistently applied throughout the periods involved, except as may be noted therein.

4.5 Absence of Changes or Events. Except as set forth in Schedule 4.5 or as otherwise contemplated by this Agreement, since the date of the Latest Balance Sheet, the Business has been conducted in the ordinary course and there has not occurred: (i) any event or condition which has had, or would reasonably be expected to result in, a Seller Material Adverse Effect or (ii) any acquisition, sale, transfer or encumbrance, other than a Permitted Encumbrance, of any of the Purchased Assets not in the ordinary course of business. Without limiting the generality of the foregoing, since the date of the Latest Balance Sheet, except as set forth in Schedule 4.5, the Seller has not:

(a) paid any dividends or other distributions in respect of any class of its capital stock, or made any payment to redeem, purchase or otherwise acquire, or call for redemption, any of such stock;

(b) merged or consolidated with or acquired the business of any other Person or, except in the ordinary course of business, acquired any material property or material assets of any other Person;

(c) adopted or amended in any material respect any Seller Employee Plan or increased the compensation or benefits payable or to become payable of any of its directors, officers, or employees except in the ordinary course of business consistent with past practice;

(d) made any change in its accounting policies, principles, methods, practices or procedures or made any revaluation of any of its assets;

(e) entered into any agreement with the Shareholder or any Affiliate, including any agreement to make advances or loans, except for intercompany transactions made in the ordinary course of business;

(f) entered into any Material Contract or any material amendment or termination of, other than in the ordinary course of business and as made available to Buyer, or defaulted under, any Material Contract to which the Seller is a party or by which any of its Assets and Properties are bound;

(g) incurred any additional indebtedness for borrowed money, issued any debt securities or assumed, guaranteed or endorsed the obligations of any other Person in excess of Fifty Thousand Dollars ($50,000), except for (i) arrangements for the funding or sale of Company Mortgage Loans in the ordinary course of business: (ii) endorsements for the purpose of collection; and (iii) any intercompany loans among the Seller and its Affiliates in the ordinary course of business;

(h) incurred any physical damage, destruction or other loss (whether or not covered by insurance) affecting any material Purchased Asset;

(i) sold, pledged, leased, licensed or disposed of any of its material assets (including the Purchased Assets), except in the ordinary course of business;

(j) instituted or permitted any material change in the conduct of the Business, or any change in its method of purchase, sale, lease, management, marketing, promotion or operation; or

(k) negotiated or entered into any agreement to do any of the things described in any of the preceding clauses.

4.6 Undisclosed Liabilities. As of the date of this Agreement, the Seller does not have any material obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when or by whom asserted) arising from or related to the Business, except for: (a) liabilities disclosed, reflected or reserved against in the Financial Statements, (b) liabilities incurred after the date of such Financial Statements in the ordinary course of business consistent with past practice, (c) the matters disclosed in or arising out of matters disclosed in Schedule 4.6, (d) Excluded Liabilities, and (e) liabilities and obligations incurred in connection with this Agreement and the transactions contemplated hereby.

4.7 Taxes. The Seller has filed or caused to be filed in a timely manner (within any applicable extension periods) all material Tax returns, reports and forms that were required to be filed by the Seller under the Code or by applicable Tax Laws (collectively, "Tax Returns"), and each Tax Return is true, complete and correct in all material respects. (i) All Taxes shown to be due on such Tax Returns have been or will be timely paid in full; (ii) no Tax liens have been filed and no material claims are being asserted against the Seller with respect to any Taxes; (iii) no presently effective waivers or extensions of statutes of limitation with respect to Taxes have been given with respect to the Seller for any taxable years; (iv) as of the date of this Agreement, the Tax Returns filed by, or with respect to, the Seller are not, to the Knowledge of the Seller, being examined by, and no written notification of intention to examine has been received from the Internal Revenue Service ("IRS") or any other Governmental Authority with respect to Taxes; and (v) as of the date of this Agreement, no currently pending issue involving the Seller has been raised by the IRS or any other Governmental Authority in connection with any Tax Return. The Seller's Tax Group has timely and properly filed consolidated federal income Tax Returns for the Seller's Tax Group that properly include the Seller for all Taxable periods (or any portion thereof) in which the Seller was a member of the Seller's Tax Group. No Tax audits or administrative or judicial proceedings are pending or proceeding, or to the Knowledge of the Seller, currently threatened, with respect to the Seller's Tax Group or any member thereof in which the Seller's Tax Group's privilege to file consolidated federal income Tax returns, or the inclusion of any member in such consolidated federal income Tax returns, is being or will be challenged. None of the Assumed Liabilities is an obligation to make a payment that is not deductible under Section 280G of the Code. Except as provided in Schedule 4.7 and under Treas. Reg. Section 1.1502-6 (or any similar provision under state, local, or foreign law), Seller has no liability for the Taxes of any Person as a transferee or successor, by law, contract or otherwise. Except as set forth on Schedule 4.7, there are no tax sharing or allocation agreements in effect between Seller and any other Person. Seller is not subject to any joint venture, partnership or other agreement, contract or arrangement that would cause it to be treated as a partner of a partnership for Tax purposes.

4.8 Properties.

(a) The Seller has good valid title to, or a valid and binding leasehold interest in, all of the Purchased Assets free and clear of all Encumbrances, except (i) those Encumbrances disclosed in Schedule 4.8(a)(i), all of which will be released on or prior to the Closing Date (ii) leasehold interests and licenses granted by the Seller to third parties as disclosed on Schedule 4.8(a)(ii), and (iii) Permitted Encumbrances. Seller has full right and power to sell, convey, assign, transfer and deliver to Buyer good and valid title to all of the Purchased Assets, free and clear of any and all Encumbrances except for Permitted Encumbrances. The Purchased Assets are not subject to any preemptive right, right of first refusal or similar right or restriction. The tangible Purchased Assets are, in all material respects, in good operating condition and repair, reasonable wear and tear excepted, and are suitable and adequate for use in the ordinary course of business.

(b) Set forth on Schedule 4.8(b)(i) is a true and complete list of all leases covering all real property other than REOs being leased by the Seller as of the date hereof. Set forth on Schedule 1.1(b)(v) is a true and complete list of all Personal Property Leases as of the date hereof. The Seller owns no real property (other than, in the case of Seller, REOs acquired for liquidation in the ordinary course of business). All of the Real Property Leases, Personal Property Leases are valid, binding and enforceable on Seller in accordance with their terms, and, to the Knowledge of Seller, are enforceable against the other party or parties thereto in accordance with their terms, subject, in each such case, to bankruptcy and insolvency laws, laws affecting creditors rights generally and principles of equity. The Seller is not in default under any such lease and there has not occurred any event that, either alone or with the giving of notice or lapse of time or both, would constitute a default by Seller under any such lease. To the Knowledge of Seller, there is no current default by any other party to any such lease and no event has occurred that, either alone or with the giving of notice or lapse of time or both, would constitute a default by such party under any such lease.

(c) The sale, transfer and assignment of the Purchased Assets as contemplated by this Agreement will give Buyer possession of, and the right to use, all of the Assets and Properties (other than the Excluded Assets, the Shared Contracts and Contracts entered into by Seller Affiliates excluding the Shared Assigned Contracts) required for the conduct of the Business as presently conducted in all material respects. Except as set forth in Schedule 4.8(c), after the Closing Date, Buyer will be entitled to the continued possession and use of the real property covered by the Real Property Leases and the Tangible Personal Property covered by the Personal Property Leases for the terms specified in such leases and for the purposes consistent with the past practices of Seller.

4.9 Intellectual Property.

(a) Each material item of Company Intellectual Property that is owned by the Seller and used in the Business is set forth on Schedule 4.9(a)(i). Each material item of Company Intellectual Property that is licensed to Seller and used in the Business is set forth on Schedule 4.9(a)(ii). Such Intellectual Property owned or licensed by the Seller constitutes all the material, owned and licensed Intellectual Property used or, held for use by the Seller primarily in or necessary for the conduct of the Business, as is currently conducted. The Seller owns exclusively all right, title and interest in and to, or is licensed or otherwise possesses a valid and enforceable right to use, the respective items of Intellectual Property set forth on Schedules 4.9(a)(i) and (ii), free and clear of all claims and/or rights of other Persons (subject, in the case of licensed Intellectual Property, to rights of licensors).

(b) Except as set forth on Schedule 4.9(b): (i) there is no pending written charge, complaint, claim, demand or notice alleging that the business operations of the Seller infringe the Intellectual Property rights of any third party; (ii) to the Knowledge of the Seller, no third party is currently infringing upon any material Intellectual Property of the Seller; and (iii) no action, suit, proceeding, hearing, charge, complaint, claim or demand is pending, or, to the Knowledge of the Seller, is threatened, which in each case challenges the enforceability, use or ownership of any material Intellectual Property of the Seller.

(c) Except as set forth on Schedule 4.9(c) the Seller's rights in and to its owned material Intellectual Property included in the Purchased Assets are freely transferable and assignable and no approval or consent of any Person is needed so that the interest of Buyer in such Intellectual Property shall continue to be in full force and effect and enforceable by Buyer following the transactions contemplated by this Agreement.

(d) The Seller has not (i) licensed any of its owned Intellectual Property in source code form to any party; or (ii) entered into any exclusive agreements relating to its owned Intellectual Property.

4.10 Contracts.

(a) Schedule 4.10(a) sets forth all of the following types of Contracts to which the Seller is a party in relation to the Business (collectively, the "Material Contracts"):

(i) employment or consulting agreements (excluding any such contract or arrangement for which the total compensation during each of the last two years was less than One Hundred Thousand Dollars ($100,000) per Person or any contract which is terminable by the Seller at will, subject to the severance policies of the Seller) (each such agreement, an "Employment Agreement");

(ii) employee collective bargaining agreements or other Contracts with any labor union;

(iii) any Contract for the acquisition of the securities or assets of any other Person in excess of One Hundred Thousand Dollars $100,000 (other than Contracts relating to mortgage-backed securities entered into in the ordinary course of business consistent with past practice);

(iv) Contracts under which the Seller is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party requiring an annual rental payment in excess of One Hundred Thousand Dollars ($100,000);

(v) Contracts (excluding purchase orders in the ordinary course of business) that involve the obligation of the Seller to purchase materials, supplies, equipment or services from any Person for payment of more than One Hundred Thousand Dollars ($100,000) over the remaining life of the contract and which are not terminable by the Seller on ninety (90) days' notice or less without penalty or premium;

(vi) Contracts (excluding purchase orders in the ordinary course of business) that involve the obligation of the Seller to deliver products or services to any Person for annual payment of more than One Hundred Thousand Dollars ($100,000) and which are not terminable by the Seller on ninety (90) days' notice or less without penalty or premium;

(vii) any Contract that expires or may be renewed at the sole option of any Person other than the Seller so as to expire more than one (1) year after the date of this Agreement and that involves payment of more than One Hundred Thousand Dollars ($100,000) per year (excluding any Contract with automatic renewal provisions that may be terminated with notice by the Seller);

(viii) Contracts under which the Seller has borrowed any money or issued any note, bond, indenture or other similar evidence of indebtedness or guaranteed indebtedness, liabilities or obligations of others, in each case for an amount in excess of One Hundred Thousand Dollars ($100,000);

(ix) Contracts granting an Encumbrance (including Encumbrances upon properties acquired under conditional sales, capital leases or other title retention or security devices) securing obligations of Seller in excess of One Hundred Thousand Dollars ($100,000);

(x) any Contract that (i) automatically terminates or provides for termination by any Person other than Seller upon consummation of the transactions contemplated by this Agreement or (ii) contains any covenant or other provision which limits Seller's (and, after the Closing, would limit Buyer's) ability to compete with any Person in any line of business comprising the Business or in any market, area, jurisdiction or territory; or

(xi) any partnership or joint venture agreements of the Seller with a third party.

(b) Except as disclosed on Schedule 4.10(b), the Seller has performed all of the material obligations required to be performed by them and are entitled to all accrued benefits under, and are not in material breach or default or alleged to be in material breach or default, under any Assigned Contract or Shared Assigned Contract and, to the Knowledge of the Seller, no other party to any such Contract is (with or without the lapse of time or the giving of notice, or both) in material breach or default thereunder. Each such Contract is in full force and effect and has not been further amended, and there exists no event, occurrence, condition or act, with respect to the Seller or, to the Knowledge of the Seller, with respect to any other contracting party, which, with the giving of notice, the lapse of the time or the happening of any other event or condition, would become a material default or event of default under any such Contract. True, correct and complete copies of all Material Contracts constituting Assigned Contracts or Shared Assigned Contracts (or accurate written descriptions, in the case of oral Contracts) have been delivered or made available to Buyer. Assigned Contracts that constitute Broker Sales Agreements are substantially in the form of the exemplar forms of such agreements provided by Seller to Buyer.

(c) The Assigned Contracts related to branch services and voice/data services, (i) as to which copies have not been delivered to Seller, or (ii) that constitute oral agreements, are described on Schedule 4.10(c) hereof. Except as set forth on Schedule 4.10(c), none of such agreements provide for annual payments by the Seller of more than $10,000 or are not terminable on 90 days' notice or less without penalty or premium.

4.11 Litigation; Decrees. Except as set forth on Schedule 4.11 as of the date of this Agreement, there are no material Actions or Proceedings pending or, to the Knowledge of the Seller threatened in writing, and since January 1, 2003, there have not been any material Actions or Proceedings initiated in writing against the Seller, in each case relating to or affecting the Seller, or any of its officers or directors (in connection with the Business) or any of their Assets and Properties. Except as disclosed on Schedule 4.11, there is no judgment, order or decree of any Governmental Authority against or affecting the Seller or any of the Purchased Assets that has not been satisfied or resolved. The Seller is not in material default under any judgment, order or decree. To the Knowledge of Seller there is no fact or circumstance that would reasonably be expected to give rise to any Action or Proceeding against, relating to or affecting the Seller or its Assets and Properties (taken as a whole) in a material adverse manner.

4.12 Insurance. Set forth on Schedule 4.12 is a list of all policies of insurance held by, or maintained on behalf of, the Seller related to any of the Purchased Assets, the Assumed Liabilities or the Business, in effect for policy periods beginning on or after January 1, 2005, indicating, for each policy, the carrier, the insured, the type of insurance, the amounts of coverage and the expiration date. Except as set forth on Schedule 4.12, all such policies are in full force and effect, all premiums due and payable thereon have been paid in full, and the Seller has not received any written notice of cancellation, amendment or dispute as to coverage with respect to any such policies.

4.13 Benefit Plans.

(a) Schedule 4.13(a)(i) lists, with respect to the Seller and any trade or business (whether or not incorporated) which is treated as a single employer with the Seller (a "Seller ERISA Affiliate") within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA, (i) all employee benefit plans (as defined in Section 3(3) of ERISA, whether written or oral, and whether or not subject to ERISA), maintained by, contributed to, sponsored by or benefiting employees of the Seller, (ii) any other supplemental retirement, severance, sabbatical, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements maintained by, contributed to, or sponsored by or benefiting employees of the Seller, (iii) all other bonus, pension, profit sharing, savings, deferred compensation, equity-based compensation or incentive plans, programs or arrangements maintained by, contributed to, or sponsored by or benefiting the employees of the Seller, (iv) other fringe or employee benefit plans, programs or arrangements that apply to employees or former employees of the Seller, whether or not sponsored by the Seller and (v) any current or former employment or executive compensation or severance agreements (including any agreement providing for salary reductions), written or otherwise, of the Seller, or relating to any present or former employee, consultant or director of the Seller (together, the "Seller Employee Plans"). Schedule 4.13(a)(ii) also lists all of the Transferred Benefit Plans.

(b) Except for the IFC Employee's Pension Plan, the Seller has provided or made available to Buyer a copy of each of the Seller Employee Plans and related plan documents (including insurance policies or Contracts, employee booklets, summary plan descriptions, amendments and other authorizing documents, and any material employee communications relating thereto, if applicable) and has, with respect to each of the Seller Employee Plans which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports, financial statements and actuarial reports filed for the last three plan years. Any of the Seller Employee Plans intended to be qualified under Section 401(a) of the Code has obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code (which has not been revoked, modified or limited). The Seller has also furnished Buyer with a copy of the most recent Internal Revenue Service determination letter issued with respect to each such Seller Employee Plan, and, to the Knowledge of the Seller, nothing has occurred since the issuance of each such letter which could reasonably be expected to adversely affect the tax-qualified status of any of the Seller Employee Plans subject to Code Section 401(a).

(c) Each of the Seller Employee Plans is, and its administration by the Seller or any Seller ERISA Affiliate (including with respect to reporting and disclosure) is and has been, in material compliance with its terms and with ERISA, the Code (including all tax rules compliance with which is required for any intended favorable tax treatment is intended) and any and all other applicable law.

(d) All contributions, premiums and other payments required by law or otherwise to have been made under any Seller Employee Plan have been made; and any and all contributions, premiums and other payments with respect to compensation or service before and through the Closing, or otherwise with respect to periods before and through the Closing, due from any of the Seller or its affiliates to, under or on account of each Seller Employee Plan sponsored solely by the Seller shall have been paid prior to Closing.

(e) Except as set forth in Schedule 4.13(e), neither the Seller nor any Seller ERISA Affiliate currently sponsors, contributes to, maintains or has any liability (whether contingent or otherwise) under (i) a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) or (ii) an employee benefit plan that is or was subject to Part 3 of Subtitle B of Title I of ERISA, or Section 412 of the Code, or Title IV of ERISA, nor have any of them ever done so.

(f) With respect to each Seller Employee Plan, the Seller has complied, in all material respects, with (i) the applicable health care continuation and notice provisions of COBRA and the regulations thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996.

(g) There is no suit, action, dispute, claim, arbitration or legal, administrative or other proceeding or governmental investigation pending, or, to the Knowledge of the Seller, threatened, alleging any breach of the terms of any Seller Employee Plan or of any fiduciary duties thereunder or violation of any applicable law with respect to any such plan.

(h) Neither the Seller nor, to the Knowledge of the Seller, any "party in interest" (as defined in Section 3(14) of ERISA) or any "disqualified person" (as defined in Section 4975 of the Code) with respect to any such plan, has engaged in a non-exempt "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA.

(i) (A) Except as set forth in Schedule 4.13(i), no Seller Employee Plan that is a "welfare benefit plan" as defined in Section 3(1) of ERISA provides for continuing benefits or coverage for any participant or beneficiary or covered dependent of a participant after such participant's termination of employment, except to the extent required by law; (B) there has been no violation of Section 4980B of the Code or Sections 601 through 608 of ERISA with respect to any such plan that could result in any material liability; and (C) no such plans are "multiple employer welfare arrangements" within the meaning of Section 3(40) of ERISA.

(j) Except as set forth in Schedule 4.13(j), the Seller has not agreed or otherwise committed to, whether in writing or otherwise, increase or improve the compensation, benefits or terms and conditions of employment or service of any director, officer, employee or consultant.

(k) The Seller has properly classified for all purposes (including for all Tax purposes and for purposes of determining eligibility to participate in any employee benefit plan) all employees, consultants and independent contractors.

(l) Except as set forth in Schedule 4.13(l), on and after the Closing, no Seller Employee Plan in which the Seller participates after Closing shall cover or otherwise benefit any individuals other than any current or former employees of the Seller (and their dependents and beneficiaries), and Buyer shall have no liability or obligation under or in connection with any Seller equity plan, or with respect to any grant or award under any such plan.

(m) The Seller does not (A) maintain any "group trust" within the meaning of Revenue Ruling 81-100, collective investment funds or similar account, on behalf of any "employee benefit plan" as defined in Section 3(3) of ERISA or "plan" as defined in Section 4975 of the Code (or any person acting on behalf of such "employee benefit plan" or "plan"), (B) sponsor any master or prototype plans or individual retirement accounts, or (C) have any prohibited transaction individual exemptions from the U.S. Department of Labor.

(n) Without limiting any other provision of this Section 4.13, to the Knowledge of the Seller no event has occurred and no condition exists, with respect to any employee benefit plan that has subjected or could subject the Seller, or any Seller Employee Plan or any successor thereto, to any tax, fine, penalty or other liability. Buyer shall have no liability for, under, with respect to or otherwise in connection with any Seller Employee Plan, which liability arises under ERISA or the Code, by virtue of the Seller, being aggregated, with any other person that is an ERISA Affiliate, in a controlled group or affiliated service group for purposes of ERISA or the Code at any relevant time prior to Closing. Except as set forth on Schedule 4.13(n), no Seller Employee Plan exists which could reasonably be expected to result in the payment of money or any other property or rights, or accelerate or provide any other rights or benefits, to any current or former employee of the Seller (or other current or former service provider thereto) that would not have been required but for the transactions provided for herein, and the Seller is not a party to any plan, program, agreement, arrangement, practice, policy or understanding that would result, separately or in the aggregate, in the payment (whether in connection with any termination of employment or otherwise) of any "excess parachute payment" within the meaning of Section 280G of the Code with respect to a current or former employee of, or current or former independent contractor to, the Seller. Except as set forth on Schedule 4.13(n), the Seller does not maintain any Seller Employee Plan that provides severance benefits to current or former employees or other service providers. Each Seller Employee Plan may be amended and terminated in accordance with its terms, and, each such Seller Employee Plan provides for the unrestricted right of the Seller to amend or terminate such Plan. The Seller will not have any liability under the Workers Adjustment and Retraining Notification Act, as amended, with respect to any events occurring or conditions existing on or prior to Closing.

4.14 Compliance with Applicable Laws. Except as set forth on Schedule 4.14, the Seller is in material compliance with all Laws with respect to the conduct of their businesses or the ownership or operation of their Assets and Properties. Except as set forth on Schedule 4.14, the Seller has not received any written communication from any Governmental Authority that alleges that the Seller is in material violation of any Law, the substance of which communication has not been resolved.

4.15 Licenses; Permits. The Seller has all of the governmental licenses, permits or authorizations material to the conduct of its Business as currently conducted (each a "Business Permit"). Seller's employees required to be so licensed have the governmental licenses, permits or authorizations required to conduct the Seller's business as such business is now conducted. The Seller has complied with all material requirements in connection therewith and the same will not be subject to suspension, modification or revocation as a result of this Agreement or the consummation of the transactions contemplated hereby, except as set forth on Schedule 4.15. To the extent required for the conduct of the Business, the Seller is approved (i) by FHA as an approved mortgagee and servicer for FHA Loans, (ii) by VA as an approved lender and servicer for VA Loans, (iii) by Fannie Mae and Freddie Mac as an approved seller/servicer of first lien residential mortgages and (iv) by GNMA as an authorized issuer and approved servicer of GNMA-guaranteed mortgage-backed securities.

4.16 Environmental Matters. Except as set forth on Schedule 4.16 hereto, the Seller has all permits, licenses and other authorizations material to the conduct of their business under applicable Environmental Laws ("Environmental Permits") and is in compliance with all material terms and conditions of such Environmental Permits. The Seller, with respect to its business, is in material compliance with all applicable Environmental Laws. The Seller has not: (i) operated any underground storage tanks on or under any site or facility to be transferred to Buyer pursuant to this Agreement, whether owned, operated, occupied or leased, or (ii) illegally released any amount of any Hazardous Substances (other than office and janitorial supplies properly and safely maintained) at, in, on, under or from any such site or facility. No Hazardous Substances (other than office and janitorial supplies properly and safely maintained) are present at, in, on or under any such site or facility, whether owned, operated, occupied or leased. The Seller has no Knowledge of any fact or circumstance which is reasonably likely to involve such party in any environmental litigation or to impose upon such party any environmental liability. The representations and warranties contained in this Section 4.16 shall be the sole and exclusive representations and warranties with respect to environmental matters.

4.17 Employee and Labor Matters.

(a) Except as set forth on Schedule 4.17(a)(i) hereto, as of the date hereof, to the Knowledge of the Seller, no employee of the Business has informed the Seller of any plans to terminate his status as an employee of the Business, including upon consummation of the transactions contemplated hereby (assuming such employees are offered employment with Buyer as contemplated herein). The Seller is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Seller. There is no labor strike, organized labor dispute or material work stoppage or lockout actually pending or, to the Knowledge of the Seller threatened against or affecting the Business. As of the date hereof, there is no unfair labor practice charge or complaint pending or, to the Knowledge of the Seller, threatened against the Seller before the United States National Labor Relations Board. Schedule 4.17(a)(ii) sets forth all of the Seller's visa or lawful permanent residence sponsorship obligations for, and employment-related immigration obligations with respect to, employees of the Business.

(b) Annexed hereto as Schedule 4.17(b) is a true, complete and accurate list of each employee of the Seller as of the date hereof, his or her date(s) of hire, position and title (if any), current rate of compensation (including bonuses, commissions and incentive compensation, if any), earned vacation days remaining, earned sick days remaining, whether such person is hourly or salaried, whether such person is exempt or non-exempt (the "Employee List").

4.18 No Brokers. No agent, broker, investment banker, financial advisor or other Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Seller or its Affiliates, except for J.P. Morgan Securities Inc. whose fees and expenses are the sole responsibility of the Seller or an Affiliate of the Seller.

4.19 Mortgage Loans.

(a) Schedule 1.1(b)(i), delivered in accordance with Section 6.5, will set forth, as of the date thereof, a true and complete list of each Company Mortgage Loan, including the loan number, principal amount and interest rate of such loan. On the Closing Date, subject to Investor Commitments and other funding arrangements set forth in Schedule 4.22, the Seller will be the sole owner of each of the Company Mortgage Loans, and, as of the Closing Date, the Seller will be the sole owner or beneficiary of or under the Mortgage Notes and agreements in the related Mortgage Files, except to the extent any Company Mortgage Loan is prepaid in full, free and clear of any adverse claims or Encumbrances other than Permitted Exceptions.

(b) The lien of each Company Mortgage Loan is subject only to "Permitted Exceptions" which consist of the following: (A) covenants, conditions, restrictions, reservations, rights, Encumbrances, easements, encroachments and other material matters affecting title acceptable to prudent mortgage lending institutions generally; and (B) rights of tenants with no options to purchase or rights of first refusal to purchase. The security interest granted by the Mortgagor in the Collateral is a valid and binding first or second priority lien on the Collateral with the exception of (a) liens for real estate taxes and special assessments not yet due and payable (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording of such security interest which are acceptable to mortgage lending institutions generally or specifically reflected in the appraisal made in connection with the origination of the related Company Mortgage Loan and (c) Permitted Exceptions. Neither the Collateral nor any party to any related security agreement securing a Company Mortgage Loan has been released, with the exception of releases required by divorce decrees, releases required by assumptions, and other releases effected in accordance with Investor requirements.

(c) Except as set forth in Schedule 4.19(c), at the date hereof, the Seller has received no written notice asserting any offset, defense (including the defense of usury), claim (including claims of lender liability), counterclaim, or right to rescission with respect to any Company Mortgage Loan, related Mortgage Note or other related agreements.

(d) Each Company Mortgage Loan is a Marketable Loan. All Company Mortgage Loans were fully disbursed or, in the case of rehabilitation loans, the funds for which have been deposited into escrow accounts pending periodic progress payments, fully funded, and made or consummated in material compliance with applicable Law. All monies received with respect to each Company Mortgage Loan have been properly accounted for and applied. The Seller has complied with all material contractual obligations which relate to any of the Company Mortgage Loans.

(e) The Loan Documents are genuine, legally valid, binding and enforceable (except as may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally) obligations of the Mortgagors and have been duly executed by or on behalf of a Mortgagor of legal capacity, and all insertions in any such Loan Documents were correct when made. The Loan Documents were in compliance in all material respects with all Mortgage Loan Regulations upon origination and are complete in all material respects including with regard to origination and servicing activity. All tax identifications and property descriptions contained in any Loan Documents are legally sufficient.

(f) The Seller has complied in all material respects with all applicable Mortgage Loan Regulations with respect to the Company Mortgage Loans. The Seller has timely filed all reports required in respect of Company Mortgage Loans by any Investor, any Insurer and the Mortgage Loan Regulations.

(g) Any Company Mortgage Loan purported to be insured by the FHA or guaranteed by the VA complies in all material respects with all FHA requirements for FHA insurance or all VA requirements for VA guaranties, as the case may be, and such Company Mortgage Loans are in fact or, within 120 days after origination, will be, insured by the FHA or guaranteed by the VA, and said insurance or guaranty payments or fees with respect to such Company Mortgage Loans have been paid in full (or are being paid monthly in accordance with the terms of such Company Mortgage Loans and applicable Mortgage Loan Regulations and are current). All Company Mortgage Loans purported to be insured or guaranteed by PMI comply in all material respects with all provisions of the Contract with the provider of the PMI, all such contracts are consistent with applicable Mortgage Loan Regulations and are in full force and effect, and such Company Mortgage Loans are in fact or, within 120 days after origination, will be, insured or guaranteed by such PMI in amounts complying with applicable Company Mortgage Loan Regulations. The provider of the PMI was acceptable under applicable Mortgage Loan Regulations at the time the PMI insured Company Mortgage Loan was originated and at all other relevant times. Neither the FHA, the VA nor any provider of the PMI has issued to the Seller any notice disclaiming liability on the insurance or guaranty of any Company Mortgage Loan purported to be insured by the FHA or the provider of the PMI or guaranteed by the VA and to the Sellers' Knowledge there exist no facts that would provide a basis for rescission of any such insurance or guaranty, or would, with the passage of time or the giving of notice, or both, provide such a basis for rescission. The Seller has not canceled PMI policies with respect to any of the Company Mortgage Loans that were insured by providers of PMI at or subsequent to the time of the origination of the Company Mortgage Loans without the prior approval of the applicable Agency or Investor, unless such cancellation was permitted or required by applicable Mortgage Loan Regulations.

(h) Each Mortgage Note and Mortgage related to a Company Mortgage Loan is covered by a mortgage title insurance policy issued by a title insurer qualified to do business in the jurisdiction where the Collateral is located (and both the policy and the title insurer were acceptable to the applicable Investor at the time of origination), or are covered by an abstract of title and certification of attorney's mortgage lien opinion insuring the first or second priority lien of the Mortgage in the original principal amount of the related Mortgage Note. If required by the applicable Mortgage Loan Regulations, the appropriate Investor is the insured under such title insurance policy.

(i) There is no defect in the title to the real estate and improvements thereon securing any Company Mortgage Loan other than usual and customary exceptions that do not materially and adversely affect title thereto or the ownership, marketability or insurability thereof. There exists no uninsured physical damage to the Collateral from fire, wind, storm, earthquake or any other casualty, circumstance or condition, which physical damage would cause any Company Mortgage Loan to become delinquent or materially and adversely affect the marketability of any Company Mortgage Loan or the Collateral.

4.20 Pipeline Loans and Applications. Schedule 1.1(b)(ii) delivered under Section 6.5 will set forth, as of the date indicated thereon, the name of each potential borrower who has submitted a Pipeline Application for review (provided that the Pipeline Application is then in force and has not resulted in a closed loan) together with: (i) the name of the originating loan officer, broker or correspondent responsible for taking the Pipeline Application; (ii) the name of the intended Investor, if any; (iii) the type of loan program and any rate which the Seller has committed to the related borrower; (iv) the expected loan amount; (v) if known, the closing date; (vi) whether the Pipeline Application has been approved by the Seller; and (vii) whether it constitutes a locked Pipeline Application. The Approved Pipeline Loans comply in all material respects with all applicable Mortgage Loan Regulations. The Seller has not authorized or implemented any plans or practices that would cause any Approved Pipeline Loan to be processed and underwritten to guidelines any less stringent in any material respect than those applied to Company Mortgage Loans. The Seller has complied in all material respects with all contractual obligations which relate to any of the Approved Pipeline Loans. The Mortgage Files that relate to the Approved Pipeline Loans are correct and complete in all material respects.

4.21 Servicing. The Servicing of each Company Mortgage Loan now serviced by the Company has been serviced in accordance with standard industry servicing practices of prudent servicers and in compliance in all material respects with the terms of all applicable Mortgage Loan Regulations. The Mortgage Files contain all documents, instruments and information necessary to enforce and service the Company Mortgage Loans in accordance with all applicable Mortgage Loan Regulations.

4.22 Investor Commitments, Forward Delivery Contracts, and Derivative Contracts. Schedule 4.22 sets forth a true and complete list, as of the date indicated thereon, of: (i) each Investor Commitment, Forward Delivery Contract (including the aggregate amount thereof) and Derivative Contract to which the Seller is a party, (ii) the name of each Investor and/or counterparty, (iii) the trade and settlement dates of each Investor Commitment, Forward Delivery Contract and Derivative Contract, and (iv) the types of loans covered by such Investor Commitments, Forward Delivery Contracts and Derivative Contracts. Each Investor Commitment, Forward Delivery Contract and Derivative Contract constitutes a valid and binding obligation of the Seller, and, to the Knowledge of the Seller, all of the other parties thereto, enforceable in accordance with its terms, subject to bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding in equity or at law).

4.23 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Seller which would reasonably be expected to apply to Buyer after the Closing and which has, or would reasonably be expected to have, the effect of prohibiting or impairing any current business practice of Seller relating to the Business or the conduct of the Business as currently conducted.

4.24 Solvency. The Seller is not, and immediately after the consummation of the transactions contemplated herein will not (a) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (b) have unreasonably small capital with which to engage in its business (it being understood that, following the Closing, the business of the Seller will consist solely of holding the Excluded Assets and will not involve active operations) or (c) have incurred debts beyond its ability to pay as they become due.

4.25 Interested Party Transactions. Schedule 4.25 sets forth an accurate and complete list of all Contracts, understandings, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business consistent with past practice, to or by which Seller, on the one hand, and any Affiliate of the Seller, on the other hand, are parties and that are currently pending or in effect and relate to or affect the business of the Seller or any of the Purchased Assets or Assumed Liabilities. Each such Contract that constitutes an Assigned Contract was entered into, or incurred, as the case may be, on terms and conditions as favorable to Seller as would have been obtainable by Seller in a comparable arm's-length transaction with a Person other than an Affiliate of Seller.

4.26 Representations Complete. None of the representations or warranties made by Seller and Shareholder herein, subject to the exceptions contained in the Disclosure Schedules, and none of the statements, representations or warranties contained in the Seller Disclosure Schedule or in any certificate, list or other writing furnished to Buyer by Seller pursuant to this Agreement or any of the Ancillary Agreements, when all such documents are read together in their entirety, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading. It is the explicit intent of each Party hereto that the Seller, the Shareholder and their Affiliates are making no representation or warranty except as set forth in this Agreement, the Ancillary Agreements, the Seller Disclosure Schedule, and the certificates, documents and instruments delivered hereunder and thereunder and except further that nothing in this sentence shall be construed to absolve Seller, Shareholder and their Affiliates from liability for fraud or intentional misrepresentation. Notwithstanding anything to the contrary, neither the Seller, the Shareholder, their Affiliates nor any other Person makes any (and hereby expressly disclaims and negates any) representation or warranty to the Buyer or any other Person with respect to any projections, estimates, budgets, forecasts or plans heretofore delivered, conveyed in any form (including orally, electronically or in writing) or made available to the Buyer or any of its officers, directors, agents, counsel, accountants, advisors or other representatives (its "Representatives") regarding the Seller, whether in relation to financial matters or anything else.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER

Subject only to such exceptions as are specifically disclosed in the disclosure schedules hereto, which contain specific numbered sections and lettered subsections corresponding to those in Article V, and which have been delivered by or on behalf of the Buyer, the Buyer, as of the date hereof and as of the Closing Date, hereby represents and warrants to the Seller as follows:

5.1 Organization, Authority. The Buyer is a corporation duly organized and validly existing under the Laws of the State of New Jersey. The Buyer has all corporate or similar power and corporate or similar authority to enter into this Agreement and to consummate the transactions contemplated hereby. All necessary corporate or similar action and other proceedings required to be taken by the Buyer to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by or on behalf of the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar Laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies and except that the indemnification provisions under this Agreement may further be limited by principles of public policy.

5.2 No Conflict.

(a) The execution, delivery and performance by the Buyer of this Agreement and the Ancillary Agreements and the consummation by the Buyer of the transactions contemplated hereby and thereby will not (i) violate or conflict with the Articles of Incorporation or Bylaws (or similar governing documents) of the Buyer, (ii) assuming satisfaction of the requirements set forth in Section 5.2(b) below, violate any provision of Law to which the Buyer is subject or violate or conflict with any order, judgment, injunction or decree applicable to the Buyer or (iii) (A) violate, breach or constitute a default under, (B) result in or give to any Person any right of termination, cancellation, acceleration or modification in or with respect to, any right or obligation of the Buyer under, or result in the creation of any Encumbrance on any of the properties or assets of the Buyer pursuant to, any provision of any material agreement, contract, note, bond, mortgage, indenture or lease or other instrument binding upon the Buyer or any license, franchise, permit or other similar authorization held by the Buyer.

(b) The execution, delivery and performance by the Buyer of this Agreement or the Ancillary Agreements and the consummation by the Buyer of the transactions contemplated hereby do not require any consent from, filing with or consent, approval, order, authorization or action, or any of filing with or notice to any Governmental Authority with respect to the Buyer, except for consents and filings which, if not obtained or made, will not have and would not reasonably be expected to have, individually, or in the aggregate, a Buyer Material Adverse Effect.

5.3 Sufficient Funds. The Buyer has sufficient funds or capital commitments in place to purchase the Purchased Assets and assume the Assumed Liabilities on the terms and conditions contained in this Agreement and will have such funds or capital commitments on the Closing Date.

5.4 Litigation and Liabilities. There are no lawsuits or proceedings pending or, to the Knowledge of the Buyer, threatened, against the Buyer or any of its Affiliates or obligations or liabilities of the Buyer or any of its Affiliates, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, except for those that would not reasonably be expected to cause a Buyer Material Adverse Effect.

5.5 Compliance with Laws; Permits. Except with respect to regulatory matters referred to in Section 5.2(a) and 5.2(b), no investigation or review by any Governmental Authority with respect to the Buyer or any of its Affiliates is pending or, to the Knowledge of the Buyer, threatened, nor has any Governmental Authority indicated an intention to conduct the same, except for those the outcome of which will not, and would not be reasonably expected to cause a Buyer Material Adverse Effect.

5.6 Solvency. At and immediately following the Closing, the Buyer will not (a) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (b) have unreasonably small capital with which to engage in its business or (c) have incurred debts beyond its ability to pay as they become due.

5.7 No Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Buyer except for Classic Strategies Group, LLC whose fees and expenses are the sole responsibility of the Buyer.

5.8 No Other Representations or Warranties. It is the explicit intent of each Party hereto that the Buyer is making no representation or warranty except as set forth in this Agreement, the Ancillary Agreements, the Buyer Disclosure Schedule, and the certificates, documents and instruments delivered hereunder or thereunder and except further that nothing in this sentence shall be construed to absolve Buyer from liability for fraud or intentional misrepresentation.

ARTICLE VI
COVENANTS

6.1 Covenants of the Seller. The Seller and the Shareholder, as applicable, hereby covenant and agree as follows:

(a) Access. Prior to the Closing, the Seller shall (i) give the Buyer and its Representatives reasonable access to the officers, management, agents, books, records, offices and other facilities and properties of the Seller during mutually agreeable business hours and (ii) furnish to the Buyer and its Representatives such information concerning the Business, the Purchased Assets and the Assumed Liabilities which is reasonably requested; provided, however, that any such access shall be granted at reasonable times during normal business hours and in such a manner as not to interfere with the normal business operations of the Seller. Notwithstanding the foregoing, (A) the Seller may, in its sole discretion, deny or restrict such access to any information the disclosure of which is restricted by contract or Law or which would result in the waiver of any privileges (including the attorney-client privilege), (B) granting such access does not include access to conduct any environmental sampling or testing without the prior written consent of the Seller, and (C) no investigation by the Buyer or its Representatives pursuant to this Section 6.1(a) shall affect or be deemed to modify any representation or warranty made by the Seller herein or create or constitute any new representation or warranty of the Seller or any other Person. Within five (5) Business Days following the end of each month occurring after the date hereof and prior to the Closing Date, Seller shall prepare and deliver to Buyer updated lists, as of such preceding month end, of the Company Mortgage Loans and Pipeline Loans in the same format as Schedule 1.1(b)(i) and Schedule 1.1(b)(ii) hereof.

(b) Ordinary Conduct. From and after the date hereof and prior to the Closing or earlier termination of this Agreement, except (A) as consented to in writing by the Buyer, (B) to the extent required to comply with any Law, (C) as set forth in Schedule 6.1(b), or (D) as otherwise contemplated by this Agreement, the Seller shall:

(i) conduct its business in the ordinary course consistent with past practice;

(ii) pay and perform its material debts, obligations and liabilities relating to the Business, the Purchased Assets as and when due;

(iii) comply in all material respects with all Laws that may be applicable to any of the Business and the Purchased Assets;

(iv) use its commercially reasonable efforts to preserve its business intact, to maintain the services of its present key employees and to preserve current relationships with, and the goodwill of its suppliers, customers and others having business dealings with it;

(v) maintain the books and records relating to the Business or the Purchased Assets in a manner consistent with past business practices;

(vi) not issue any capital stock or rights, warrants or options to acquire shares of such capital stock (including any phantom interest) or issue any securities convertible into such shares or convertible into securities in turn so convertible, or grant any options, warrants or rights to acquire any such convertible securities;

(vii) not declare or pay any dividend or other distribution in respect of any class of its capital stock, or make any payment to redeem, purchase or otherwise acquire, or call for redemption, any of such stock, except for intercompany dividends;

(viii) not merge, consolidate or engage in any other business combination transaction with or acquire the business of any other Person or, except in the ordinary course of business, acquire any material property or material Assets and Properties of any other Person;

(ix) not adopt or amend any Seller Employee Plan, nor enter into or amend any employment or consulting agreement or arrangement with respect to any Person to be employed in the Business or any Continuing Employee, or increase the compensation of any Continuing Employee, except for regular periodic salary or wage adjustments (not exceeding a 5% increase in any individual case) for not more than 5% of the Continuing Employees consistent with past practice;

(x) not sell, pledge, lease, license, dispose of, transfer or Encumber any of the Purchased Assets except in the ordinary course of business consistent with past practice (i) where immaterial (both individually and in the aggregate) in amount and significance, or (ii) with respect to sales or arrangements for sales of mortgage loans;

(xi) not incur any additional indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse the obligations of any Person, in each case in excess of One Hundred Thousand Dollars ($100,000), except for indebtedness incurred in the ordinary course of business (including the funding of Company Mortgage Loan acquisitions) consistent with past practice, endorsements for the purpose of collection, or intercompany loans among the Seller and its Affiliates;

(xii) not violate, breach or default under, in any material respect, or take or fail to take any action that (with or without notice or lapse of time or both) would constitute a material violation or breach of, or material default under, any term or provision of any Assigned Contract, Shared Assigned Contract or any Business Permit; or terminate, cancel or request any material change in, or agree to any material change in, any Assigned Contract, Shared Assigned Contract; or enter into, amend, modify, extend, substitute, supplement or renew any material Contract; and

(xiii) not terminate, cancel or request any material change in, or agree to any material change in or enter into, amend, modify, extend, substitute, supplement or renew any lease for real property or Tangible Personal Property;

(xiv) not make any change with respect to its accounting policies, principles, methods or procedures, including revenue recognition policies, other than as required by GAAP;

(xv) except with respect to Taxes that constitute Excluded Liabilities, not make any material Tax election or settle or compromise any material Tax liability relating to the Business or the Purchased Assets;

(xvi) not permit any insurance policy naming Seller as a beneficiary or a loss payee and relating to the Business, the Purchased Assets, or the Assumed Liabilities to be cancelled, terminated or not renewed, except in the ordinary course of business consistent with past practice;

(xvii) not agree to do, authorize or enter into any Contract or otherwise make any commitment to do any of the foregoing (other than such actions set forth in paragraphs (i) through (v) above); provided, however, that nothing contained in this Agreement is intended to give the Buyer, directly or indirectly, the right to control or direct the Seller's Business or operations prior to the Closing.

(c) Agreement Regarding Intercompany Debt. At or prior to the Closing, and notwithstanding anything in Section 6.1(b) to the contrary, the Seller may pay any Affiliate intercompany receivables to the entity entitled thereto; provided, that (i) Custodial Accounts, escrow deposits and other amounts on deposit in accounts with the Shareholder or its Affiliates shall remain on deposit in the ordinary course of business; (ii) the Intercompany Capital Loan and the Intercompany Credit Line owed by the Seller to Irwin Union Bank & Trust Company may, but need not, be repaid in whole or in part prior to Closing (it being understood that the Intercompany Credit Line shall be discharged in part in connection with the payment of the Indebtedness Payoff Amount in accordance with Section 2.1(a)); and (iii) intercompany allocations of expense items under vendor arrangements shall be treated in accordance with the Transition Services Agreement. The Seller is permitted to draw upon its existing financing sources with nonaffiliates to provide for preclosing repayment or reduction of the Intercompany Capital Loan and the Intercompany Credit Line. The Shareholder and Irwin Union Bank & Trust Company shall have no obligation to make advances under the Intercompany Credit Line or the Intercompany Capital Loan to the Buyer after the Closing Date.

6.2 Covenants of the Buyer. The Buyer covenants and agrees as follows:

(a) Confidentiality. The Buyer acknowledges that all information provided to it by the Seller, the Shareholder and their respective Affiliates and Representatives, including information provided pursuant to Section 6.1(a), is subject to the terms of a confidentiality agreement dated March 9, 2006 between the Buyer and the Seller (the "Confidentiality Agreement"), the terms of which are incorporated herein by reference.

(b) Post-Closing Information. After the Closing, the Buyer shall make available to the Seller and its Representatives any and all books, records, Contracts and other information of the Seller existing on the Closing Date (whether in the possession of the Buyer or the Seller) requested by the Seller in connection with any purposes contemplated by this Agreement, including preparation of Tax returns, resolution of Tax contests and any of the purposes set forth in Article VII or Article X. The Buyer shall hold all of the books and records included in the Purchased Assets and all books, records and data relating to the Old Mortgage Loans or inactive mortgage loans and not destroy or dispose of any such books or records for a period of five (5) years following the Closing Date or such time as may be required by Law, and thereafter, if it desires to destroy or dispose of such books and records, it will offer first in writing at least sixty (60) days prior to such destruction or disposition to surrender them to the Shareholder. The Seller and the Shareholder shall be provided access, upon reasonable notice and during normal business hours, to the historical customer information and Mortgage Files included in the Purchased Assets or relating to the Old Mortgage Loans or inactive mortgage loans in the custody of Buyer or under its control. For a period of five (5) years following the Closing Date, Seller shall preserve its existing records relating to the Continuing Employees and, subject to applicable Laws, shall provide Buyer and its representatives with access during normal business hours to (and copies at no expense, of) such Continuing Employee records. After the Closing, the Seller shall make available to the Buyer and its Representatives any and all books, records, Contracts and other information of the Seller related to the Excluded Assets existing on the Closing Date that are retained by Seller and reasonably requested by the Buyer in connection with any purposes contemplated by this Agreement, including preparation of Tax returns, resolution of Tax contests, and any of the purposes set forth in Article VII or Article X.

(c) Communication with Customers, Etc. Prior to the Closing, neither the Buyer nor any of the Buyer's Affiliates shall, nor shall they permit any of their respective Representatives to, communicate with customers, vendors, suppliers or others having business dealings with the Seller, without the prior written consent of the Seller, which will not unreasonably be withheld.

6.3 Consents and Approvals; Cooperation; Notification.

(a) The Seller and the Buyer shall cooperate with each other and use (and shall cause their respective Affiliates to use) commercially reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all things necessary, reasonably proper or advisable on their respective parts under this Agreement and applicable Law to consummate and make effective, as promptly as practicable, the purchase and sale of the Purchased Assets and the other transactions contemplated by this Agreement, including: (i) the obtaining of all necessary actions or non-actions, consents, waivers and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any), and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, and (ii) the taking of all steps as may be necessary to lift any injunction or other legal bar in order to consummate the purchase and sale of the Purchased Assets and any of the other transactions contemplated by this Agreement.

(b) The Seller and its Affiliates shall use commercially reasonable effects to prepare and file as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all waivers, consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained by Seller from any third party.

(c) The Seller, the Shareholder and the Buyer each shall, upon request by the other, furnish the other with all information concerning itself, its Affiliates, its directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of the Seller, the Buyer or any of their respective Affiliates to any third party and/or any Governmental Authority in connection with the purchase and sale of the Purchased Assets and the other transactions contemplated by this Agreement.

(d) Subject to applicable Law and the instructions of any Governmental Authority, each of Buyer, Seller and the Shareholder shall give prompt notice to the others of (i) any notice or other communication from any Person alleging that any consent, waiver or approval of such Person is or may be required in connection with any of the transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Authority in connection with any of the transactions contemplated by this Agreement or the Ancillary Agreements; (iii) any Action or Proceeding commenced or, to its Knowledge, threatened in writing against, relating to or involving or otherwise affecting Buyer or Seller that relates to the Business or may affect the consummation of any of the transactions contemplated by this Agreement or the Ancillary Agreements; (iv) the occurrence of a material default or event, or an event that, with the giving of notice or lapse of time or both, will become a material default under any Assigned Contract or Shared Assigned Contract; and (v) any change, event or occurrence that could reasonably be expected to render any of Buyer's or Seller's representations and warranties untrue or incorrect in any material respect, or to materially delay or materially impede the ability of either Buyer or Seller to perform their respective obligations pursuant to this Agreement and to effect the consummation of the purchase and sale of the Purchased Assets and the other transactions contemplated by this Agreement or the Ancillary Agreements.

(e) Seller shall have the right, prior to the Closing, to remove from the website content included in the Purchased Assets any reference to the Shareholder or any of its Affiliates other than Seller or to any Excluded Assets.

(f) In the event that within 15 Business Days after the date hereof Buyer instructs the Seller in writing that it will assume the Contracts related to Seller's wholesale office locations at San Diego, California and Englewood, Colorado (the "Wholesale Offices"): (i) such Contracts shall be deemed to constitute Assigned Contracts (and Real Property Leases and Personal Property Leases, as applicable) hereunder, (ii) the personal property related to the Wholesale Offices shall be deemed to constitute Tangible Personal Property hereunder, (ii) at the Closing, Seller shall deliver to Buyer, as applicable, a revised Schedule 1.1(b)(iii) (Assigned Contracts), Schedule 1.1(b)(iv) (Real Property Leases), Schedule 1.1(b)(v) (Personal Property Leases), and Exhibit A (Excluded Assets and Contracts), each appropriately updated to include the Contracts and tangible personal property related to the Wholesale Offices as Purchased Assets (and to reflect their removal from the Excluded Assets), and (iv) such Contracts shall be assigned to and assumed by Buyer at the Closing in the same manner as the other Assigned Contracts provided herein.

(g) Seller shall cause all liens on the Company Mortgage Loans to be released upon or before the Closing.

6.4 Publicity. Prior to the Closing, none of the Seller, the Shareholder or their Affiliates, on the one hand, nor the Buyer or its Affiliates, on the other hand, shall issue any press release or other public announcement concerning the transactions contemplated hereby without the prior consent of the other Party, except as such release or announcement may be required by Law, in which case the Party required to make the release or announcement shall notify the other Party and, to the extent possible, allow the other Party reasonable time to comment on such release or announcement in advance of such issuance. The Seller, the Shareholder and the Buyer shall use all reasonable efforts to develop a joint communications plan, and each Party shall use all reasonable efforts (i) to ensure that all press releases (or portions thereof) and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan and (ii) unless otherwise required by Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

6.5 Updated Schedules. Immediately prior to the Closing, the Seller shall deliver updated versions of Schedule 1.1(b)(i)-(ix), Schedule 4.22 and the Employee List (the "Applicable Schedules") as of the Closing Date or the latest practicable date. To the extent any representation included in Section 4.19, Section 4.20 or Section 4.22 hereof refers to the Applicable Schedules as of the Closing Date, it shall be deemed to refer to the respective updated versions of such Applicable Schedules delivered pursuant to this Section 6.5. To the extent any representation other than those included in Section 4.19, Section 4.20, or Section 4.22 refers to the Applicable Schedules or other schedules of this Agreement as of the Closing Date, it shall be deemed to refer to such schedules delivered as of the date hereof.

6.6 Further Assurances.

(a) Subject to the terms and conditions of this Agreement, the Seller, the Shareholder and the Buyer will, severally, use their or its commercially reasonable best efforts to (i) ensure the conditions set forth in Article III hereof are satisfied, insofar as such matters are within the reasonable control of such Party, (ii) execute and deliver such instruments and take such actions as the other Parties hereto may reasonably require in order to carry out the intent of this Agreement or the Ancillary Agreements, (iii) in the case of Seller and Shareholder, file or obtain the Agency notices, consents and authorizations and other third party consents listed in Schedules 4.2(a) and 4.2(b), and (iv) otherwise take all actions and do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) If Buyer notifies Seller in writing prior to Closing, that, despite its reasonable best efforts to obtain requisite state licensure for its continued operation after Closing of Seller's retail branches in any of Greensboro, North Carolina, Newport News, Virginia, Rocky Hill, Connecticut, or Valparaiso, Indiana, any such license application remains pending, then, to the extent permitted by applicable law, Seller and Buyer agree to use their reasonable best efforts to enter into an operating agreement with a term of not more than 120 days after Closing whereby (i) the office lease, Assigned Contracts and Tangible Personal Property, associated solely with the branch or branches for which license approval is delayed, will be excluded from assignment at Closing (but without any adjustment to the Purchase Price or payment provisions of Article II); and (ii) Seller will retain such assets and the employees associated with such offices, and continue to operate such offices, under Seller's direction, but at Buyer's cost and for Buyer's benefit, such that Buyer will pay all operating expenses and purchase all acquired mortgage loans originated in such branches for a purchase price equal to Seller's book value with respect to such loans, subject only to the warranty set forth in Section 4.19. At the conclusion of the term of such operating agreement, or earlier, upon Buyer's receipt of requisite licensure, Seller shall assign the office lease, Assigned Contracts, and Tangible Personal Property associated with such excluded offices to Buyer, for no additional consideration.

(c) From the date hereof to one year following the Closing Date, if Buyer identifies a Contract to which Seller is a party that has been used in the operation of the Business and that reasonably determines is necessary to Buyer's continued operation of the Business, but such Contract is not identified in this Agreement, the Ancillary Agreements, or any schedule or exhibit hereto or thereto, and Buyer is unable to obtain a replacement Contract on commercially comparable terms, to the extent such Contract remains in effect, upon Buyer's written request and at no expense to the Buyer, Seller shall use commercially reasonable efforts to obtain any required consent to assignment, and to cause such Contract to be assigned to Buyer, for no additional consideration, subject to Buyer's assumption of post-Closing obligations thereunder.

6.7 Independent Investigation and Evaluation. The Buyer acknowledges that (a) it is experienced in the operation of the type of business conducted by the Seller, (b) it has completed to its full satisfaction its own due diligence review with respect to the Business, (c) it has had access to its full satisfaction to the Purchased Assets and the Business and its books, records, employees, agents and other Representatives and (d) it has had the opportunity to seek such accounting, legal or other advice or information in connection with its entry into this Agreement and the other documents referred to herein relating to the consummation of the transactions contemplated hereby and thereby as it has seen fit. Neither the Seller nor any of its Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Purchased Assets or the Business or the transactions contemplated by this Agreement not expressly set forth in this Agreement. In connection with the Buyer's investigation of the Business, the Buyer and its Representatives have received from the Seller or its Representatives certain projections and other forecasts for the Seller and certain estimates, plans and budget information. The Buyer acknowledges and agrees that (i) there are uncertainties inherent in attempting to make such projections, forecasts, estimates, plans and budgets, (ii) the Buyer is familiar with such uncertainties, (iii) the Buyer is taking full responsibility for making its own evaluations of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets so furnished to the Buyer or its Representatives and (iv) the Buyer will not (and will cause all of its Affiliates and all other Persons and Representatives acting on its behalf not to) assert any claims or causes of action against the Seller or against any of the Seller's or the Shareholder's direct or indirect officers, directors, shareholders, Affiliates, or Representatives, or hold any such Persons liable with respect thereto.

6.8 Payments Received. After the Closing, the Seller and the Buyer will (i) hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash or other funds), electronic fund or similar transfers, insurance proceeds, and other property that they may receive on or after the Closing which properly belongs to the other, and will account to the other for all such receipts and (ii) any notices from third parties that affect the other party or the assets of the other party. Without limiting the generality of the foregoing, within three Business Days following receipt, the Buyer will remit to the Seller, without offset, all customer payments received on account of the Accounts Receivable or any other payments received on account of the Excluded Assets, and the Seller will remit to the Buyer, without offset, any payments received on account of the Purchased Assets. Seller and Buyer, upon reasonable notice to the other, may audit, at their own expense, the books and records of the other to ensure compliance with this Section 6.8.

6.9 Non-Competition.

(a) Each of the Seller and the Shareholder shall not (and shall cause each of their respective Affiliates not to), for a period of three (3) years from and after the Closing Date, directly or indirectly, engage in or participate in (whether as an owner, principal, agent, stockholder, member, partner, trustee, venturer, lender or other investor or through the agency of any corporation, limited liability company, partnership, association or otherwise), anywhere in the United States, any business or enterprise that shall be in whole or in part competitive with the first residential mortgage origination or acquisition operations of the Business; provided, however, that the foregoing covenant shall not be deemed breached as a result of (i) the ownership of not more than 3% of the outstanding securities of any class of any entity that are listed on a national securities exchange or traded in the over-the-counter market, (ii) the ongoing first mortgage activities of Irwin Union Bank & Trust Company and Irwin Union Bank, FSB consistent with the existing practice of such businesses (including the expansion of such businesses), (iii) the first mortgage related activities of Irwin Home Equity Corporation consistent with the existing practices of such business (including the expansion of such business); provided that in no event whatsoever shall such activities permitted by the foregoing clauses (ii) and (iii) exceed 1% of the then national residential market as measured by the Mortgage Bankers Association of America. In addition, this covenant shall not be deemed breached as a result of activities engaged in by an entity or business resulting from any business combination or acquisition after the Closing Date by the Seller or any Affiliate, if (A) as a result of such business combination or acquisition the aggregate first mortgage activities of the Shareholder and its subsidiaries does not exceed 1% of the then national residential market as measured by the Mortgage Bankers Association of America, or (B)(1) a majority of the equity in the entity or business resulting from such business combination (the "Surviving Entity") is not owned, directly or indirectly, by the Seller, Shareholder or any Affiliate, or the equity owners of Seller, Shareholder or any Affiliate and (2) a majority of the board of directors or other governing body of the Surviving Entity is not selected by Seller, Shareholder or any Affiliate or comprised of individuals who served as officers, directors or employees of Seller, Shareholder or any Affiliate before such combination. In the event that Seller or an affiliate proposes to effect an acquisition or business combination that, if effected, would include first mortgage acquisition or origination activities that would (when aggregated with other such operations of Seller and its Affiliates) exceed the limitation set forth in clause (A) of the foregoing sentence, Seller or its Affiliates shall (i) if possible, effectuate the proposed transaction in a manner that excludes the first mortgage activities that would exceed the limitations of clause (A), or (ii) on or before the date 180 days after such acquisition or combination, dispose of assets or otherwise discontinue activities representing first mortgage acquisition or origination activities in excess of the limitation of clause (A). For avoidance of doubt, this covenant does not restrict Seller or Shareholder's conduct of mortgage servicing activities.

(b) The parties hereto recognize that the laws and public policies of the various states of the United States may differ as to the validity and enforceability of covenants similar to those set forth in this Section 6.9. It is the intention of the Parties that the provisions of this Section 6.9 be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such laws or policies) of any provisions of this Section 6.9 shall not render unenforceable, or impair, the remainder of the provisions of this Section 6.9. Accordingly, if any provision of this Section 6.9 shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made and not with respect to any other provision or jurisdiction.

(c) The parties hereto acknowledge that the relevant market for the Business is national in scope, and that there exists intense national competition for the products and services of the Business. The parties hereto further acknowledge and agree that the restrictions contained in this Section 6.9 are reasonable and necessary in order to protect the value of the Purchased Assets and the goodwill of the Business.

(d) In the event of a breach or threatened breach of the provisions of this Section 6.9, the each of the Seller and Shareholder agrees and acknowledges that the injury which could be suffered by Buyer would be of a character which could not be fully compensated for solely by a recovery of monetary damages. Accordingly, each of the Seller and Shareholder agrees that in the event of a breach or threatened breach of this Section 6.9, in addition to and not in lieu of any damages sustained by Buyer and any other remedies which Buyer may pursue hereunder or under any applicable law, Buyer shall have the right to equitable relief, including issuance of a temporary or permanent injunction or restraining order, by any court of competent jurisdiction against the commission or continuance of any such breach or threatened breach, without the necessity of proving any actual damages or posting of any bond or other surety therefor. In addition to, and not in limitation of the foregoing, each of Seller and Shareholder understands and confirms that, in the event of a breach or threatened breach of this Section 6.9, it may be held financially liable to Buyer for Losses suffered by Buyer as a result.

6.10 Non-Solicitation; Non-Hire. Each of the Seller and the Shareholder hereby agrees and covenants that for a period of three (3) years from and after the Closing Date, such party shall not, without the prior written consent of the Buyer, directly or indirectly, recruit or hire (or allow or cause its subsidiaries to do so) any then current employee of Buyer, or any individual who has served in any such capacity at any time six (6) months prior thereto, for employment or any other relationship, or induce or seek to cause (or allow or cause its subsidiaries to do so) such person to terminate his or her employment arrangement with Buyer, provided, however, that the foregoing provision shall not prevent the Seller, the Shareholder or its Affiliates, without such consent, from engaging in any mass media solicitation, any advertisement, or any employment database notice or listing (including any website posting), in each case generally available to the mortgage banking industry or the general public and not directed or targeted specifically at employees of the Buyer or the hiring of any employee as a result of such general solicitation, advertisement or listing whose aggregate compensation including benefits does not exceed $50,000 annually at the time of hire.

6.11 Outstanding Charges. All Outstanding Charges shall be the responsibility of the Buyer regardless of whether such payments relate to periods prior to the Closing Date, subject to the reconciliation procedure set forth in Section 2.2(b).

6.12 Ongoing Payments to Former Employees. Shareholder shall cause Seller to pay to each individual listed on Schedule 3.2(k) the amounts required to be paid to him under the agreement identified opposite his name on Schedule 3.2(e)(ii), without duplication of, and subject to the terms and conditions of, such agreement, including the timing of such payments.

6.13 Confirmation of Company Mortgage Loans. Buyer shall, at its discretion and expense, direct MDMC to analyze the data concerning Seller's mortgage loans delivered pursuant to Section 2.1(g) and to identify only those mortgage loans which do not qualify as Company Mortgage Loans under subsection (ii) or (iii) of the definition thereof. At or prior to Closing, Buyer shall deliver a confirmation to Seller (the "Buyer Loan Confirmation"), accompanied by a true and complete copy of the report of MDMC indicating those mortgage loans of the Seller, if any, that based on the report of MDMC do not constitute Company Mortgage Loans as a result of the failure to meet the requirements of subsection (ii) or (iii) of the definition thereof. Buyer shall have no right to exclude loans from the Purchased Assets on any other basis and, without limiting the foregoing, the Buyer Loan Confirmation shall not exclude or include any loans on the basis of its pricing terms or estimated market value.

6.14 Adjustment of Schedules and Exhibit A. The Parties will deliver revised Schedules and a revised Exhibit A with appropriate adjustment and revision as reasonably agreed by the Parties in good faith within ten Business Days of the date hereof to reflect that the Seller shall be retaining the Servicing Platform. Such revised Schedules and revised Exhibit A will be deemed to have been delivered on the date of this Agreement.

ARTICLE VII
TAX MATTERS

7.1 Tax Returns.

(a) Seller and Seller's Tax Group shall have the exclusive obligation and authority to file or cause to be filed all Tax Returns for Taxes constituting Excluded Liabilities that are required to be filed by or with respect to the Seller, the Business and the Purchased Assets for all taxable years or other taxable periods, or portions thereof, ending on or prior to the Closing Date.

(b) Buyer shall have the exclusive obligation and authority to file or cause to be filed all Tax Returns that are required to be filed for Taxes constituting Outstanding Charges as separately identified with the Final Net Outstanding Charges reconciliation; provided that such Tax Returns are in respect of a period commencing prior to the Closing Date and ending after the Closing Date (an "OC Tax Return"). For the avoidance of doubt, the Buyer shall have the responsibility to file or cause to be filed any such OC Tax Return in respect of any period ending on or prior to the Closing Date (except to the extent such Tax Return has been filed prior to the Closing).

7.2 Contests.

(a) The Seller, the Shareholder and their Representatives shall have the exclusive authority to control any audit examination by any Governmental Authority, initiate any claim for refund, amend any Tax Return and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes reflected on, or relating to Tax liability for periods covered by, and any Tax Returns described in, Section 7.1(a). In connection with any taxable year or other taxable period or portion thereof ending on or prior to the Closing Date, the Seller (i) shall be entitled to any Tax refund relating to the Taxes described in Section 7.1(a) and (ii) shall pay all additional Taxes relating thereto.

(b) Subject to, and except as otherwise provided in Article X, the Buyer shall have the exclusive authority to control any audit examination by any Governmental Authority, initiate any claim for refund, amend any OC Tax Return and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes relating to an OC Tax Return. Notwithstanding the final reconciliation under Section 2.2(b), the Buyer and Seller (i) shall be entitled to any a pro-rata portion of any Tax Refund relating to the Taxes described in Section 7.1(b) and (ii) shall pay their pro-rata portion of any additional Taxes relating thereto. The pro-rata portion of any such Tax or Tax Refund shall be equitably determined in good faith by the Buyer and Seller and the limitations set forth below in Article X shall not be applicable thereto.

7.3 Notices.

(a) The Buyer shall promptly forward to the Seller all written notifications and other communications from any taxing authority received by the Buyer relating to any Tax audit, and other Tax notice relating to information included in the Mortgage Loan Files, or other proceeding relating to any OC Tax Return described in Section 7.1(a).

(b) The Seller shall promptly forward to the Buyer all written notifications and other communications from any taxing authority received by the Seller relating to any Tax audit or other proceeding relating to any OC Tax Return described in Section 7.1(b).

ARTICLE VIII
EMPLOYEES AND EMPLOYEE BENEFITS MATTERS

8.1 Employees. On and effective as of the Closing Date, the Buyer shall offer employment to substantially all of the employees of the Business. Those employees of Seller who are employed by Buyer ("Continuing Employees") shall be engaged by Buyer on substantially economically equivalent terms and conditions, including pay and benefits, as their terms and conditions with the Seller on the Closing Date, as more particularly described on Schedule 8.1. Employees of Seller who are not offered, or who do not accept, employment with Buyer at Closing are referred to as "Retained Employees".

8.2 Benefit Plans. To comply with Section 8.1 Buyer shall make available to Continuing Employees either Transferred Benefit Plans or, with respect to benefits arrangements that have been available under the Seller Employee Plans that are not to be transferred to Buyer, benefits under the benefit plans sponsored by Buyer ("Replacement Plans"), as set forth on Schedule 8.1.

8.3 Buyer's Post-Closing Benefit Obligations. The Buyer agrees that for a period ending no earlier than December 31, 2007, (or, with respect to a particular benefit plan or arrangement, such longer period as may be reflected in Schedule 8.1) and subject to such additional terms and conditions as may be set forth in Schedule 8.1, it will (i) maintain in full force and effect and unimpaired for the benefit of the Continuing Employees either (A) the Transferred Benefit Plans and the Buyer's Replacement Plans or (B) with respect to any Transferred Benefit Plan or the Buyer's Replacement Plans, a replacement plan that provides substantially similar benefits and (ii) maintain the salary and bonus compensation arrangements of Continuing Employees who are retained in their positions at a level that is substantially equivalent or greater in aggregate to that in effect on the Closing Date. For avoidance of doubt, the Continuing Employees are at-will employees and may be terminated by the Buyer for any reason or no reason, and, in such event, shall be entitled to only such benefits as are normally provided by Buyer to terminated employees (subject to any written employment agreement between Buyer and such Continuing Employee). For purposes of determining the eligibility, vesting, participation and seniority of Continuing Employees under a Transferred Benefit Plan, a Buyer's Replacement Plan or other benefit program, plan or arrangement maintained by the Buyer after the Closing for which a Continuing Employee is otherwise eligible, each Continuing Employee shall be given full credit under such employee benefit program, plan or arrangement for such Continuing Employee's period of service with the Seller and its predecessors prior to the Closing to the same extent such service was credited under a Seller Employee Plan. In addition, a Continuing Employee who meets the eligibility requirements under the Retirement Plan immediately prior to Closing shall be eligible to participate in the Freedom Retirement Plan as of the Closing without regard to any age, service or other eligibility requirements of the Freedom Retirement Plan. Continuing Employees shall be given full credit for deductibles, co-payment or out-of-pocket limits satisfied under Seller Employee Plans toward any deductibles, co-payment or out-of-pocket limits for the same period following the Closing under analogous Buyer benefit plans to the extent any such plan allows for credit without an increase in incremental cost to the Buyer other than a nominal administrative fee. The Buyer shall cause to be waived any waiting periods, evidence of insurability requirements or pre-existing condition limitations for any Continuing Employee covered under a Seller Employee Plan immediately prior to the Closing. The Buyer shall honor all vacation pay, sick leave and other paid time off accrued by any Continuing Employee to the extent reflected as a Final Assumed Payable.

8.4 Allocation of Benefit Obligations. The Seller shall pay or shall cause the applicable Seller Employee Plan to pay any benefits or expenses covered by the group medical and dental plans included within the Seller Employee Plans (other than the Transferred Benefit Plans) which in the case of any such medical or dental plans, are incurred by Continuing Employees or their dependents prior to the Closing Date. The Buyer shall pay or cause the applicable Transferred Benefit Plan or Buyer's Replacement Plan (or any replacement plan) to pay any such benefits or expenses which in the case of any such medical or dental plans, are incurred by the Continuing Employees or their dependents on or after the Closing Date. A medical or dental expense is "incurred" for purposes of this Section 8.4 as of the date when the services that give rise to the expense are rendered, and not when the expense is billed.

8.5 COBRA Coverage. The Seller or the Seller Employee Plans shall be solely responsible for claims relating to coverage under COBRA attributable to "qualifying events" with respect to any Continuing Employee and his or her beneficiaries and dependents that occur before the Closing Date. The Buyer, a Transferred Benefit Plan or a Buyer's Replacement Plan shall be solely responsible for claims relating to coverage under COBRA attributable to "qualifying events" occurring on or after the Closing Date with respect to Continuing Employees and their beneficiaries and dependents. "COBRA" means Section 601 et seq. of ERISA and Section 4980B of the Code and any similar applicable state Laws.

8.6 WARN Act.

(a) The Buyer shall be solely responsible for any Loss arising under the Worker Adjustment Retraining Notification Act, as amended ("WARN Act"), or any equivalent state or local statute or ordinance, in each case requiring the provision of notices to Continuing Employees affected by a plant closing, mass layoff, or the like, relating to or arising from the failure to retain in employment, or the termination or layoff of any Continuing Employees or any other employment decision made by the Buyer on or after the Closing Date. The Buyer shall also take all other steps necessary to eliminate any obligation of the Seller or any of its Affiliates under the WARN Act and any similar Law to give notice of transfer of any operations or the loss of employment or loss of pay or benefits or to pay any amounts in lieu of such notice with respect to Continuing Employees.

The Seller shall be solely responsible for any Loss arising under the WARN Act, or any equivalent state or local statute or ordinance, in each case requiring the provision of notices to Retained Employees affected by a plant closing, mass layoff, or the like, relating to or arising from the failure to retain in employment, or the termination or layoff of any Retained Employees or any other employment decision made by the Seller on or after the Closing Date. The Seller shall also take all other steps necessary to eliminate any obligation of the Buyer or any of its Affiliates under the WARN Act and any similar Law to give notice of transfer of any operations or the loss of employment or loss of pay or benefits or to pay any amounts in lieu of such notice with respect to Retained Employees.

8.7 Retirement Plan. Seller shall terminate the Retirement Plan as of the Plan Termination Date and as soon as practicable thereafter shall file "IRS Form 5310 - Application for Determination for Terminating Plan" seeking a determination that the Retirement Plan is qualified under Section 401(a) of the Code. The Freedom Retirement Plan will accept rollover contributions from the Retirement Plan on behalf of Continuing Employees as soon as administratively practicable after Closing ("Rollover Contributions"). Immediately prior to the initial Rollover Contribution, the plan administrator of the Retirement Plan (the "RP Administrator") shall provide to the plan administrator of the Freedom Retirement Plan (the "FR Administrator") a letter representing that (i) the Retirement Plan has satisfied or intends to satisfy all requirements under Section 401(a) of the Code and (ii) that the Retirement Plan has been operated in accordance with Section 401(a) of the Code. Upon receipt by the Retirement Plan of either (i) a favorable determination letter that the Retirement Plan was a qualified plan through the date of its termination or (ii) a communication from the IRS that the Retirement Plan was not a qualified plan as of the date of its termination, the Seller hereby agrees to cause the RP Administrator to immediately provide a copy of such determination letter or such other communication to the FR Administrator. In the event that the IRS should indicate that it cannot issue a favorable determination letter to the Retirement Plan or issues a ruling that the Retirement Plan was not a qualified plan, Seller hereby covenants and agrees to indemnify and hold Buyer, the Freedom Retirement Plan, its plan participants and fiduciaries, and the FR Administrator (the "FR Indemnitees"), harmless from and against all loss, cost or expenses of any nature whatsoever (including reasonable legal and accounting fees) incurred reasonably and in good faith by the FR Indemnitees in connection with (i) the acceptance of any Rollover Contribution and (ii) the distribution of all Rollover Contributions to the Continuing Employees who had made such Rollover Contributions.

8.8 Immigration Matters. At Closing Buyer shall assume sponsorship of all visas or lawful permanent residence applications for, and employment-related immigration obligations with respect to, employees of the Business as set forth on Schedule 4.17(a)(ii) hereof. If Buyer shall be required to pay any deportation or related costs in connection with the termination of employment within six months of the Closing Date of the individuals listed on Schedule 4.17(a)(ii), Seller shall reimburse Buyer for any such costs.

ARTICLE IX
OTHER CONTRACTS

9.1 Multi-Affiliate Contracts.

(a) Schedule 9.1(a) contains a list of agreements that are used by the Business and that have been entered into by an Affiliate of the Seller and that are included in the Purchased Assets (collectively, the "Shareholder Assigned Contracts").

(b) [Intentionally Omitted].

(c) Schedule 9.1(c) contains a list of agreements (i) to which the Shareholder or an Affiliate is party or under which it derives benefits along with the Seller but which primarily benefits the Business, or (ii) that pertain to both Purchased Assets and Excluded Assets (the "Shared Contracts"). The Seller and Shareholder will use commercially reasonable efforts to separate the Shared Contracts as appropriate prior to the Closing (such separated Contracts relating to the Business shall be referred to as the "Shared Assigned Contracts").

(d) Schedule 9.1(d) contains a list of agreements of the Seller or an Affiliate that will be subject to the Transition Services Agreement.

(e) The Seller, Shareholder and their Affiliates shall use commercially reasonable efforts to obtain the transfer, amendment or replacement, at the Seller's option, for the benefit of Buyer after the Closing of such portion of each Shared Contract that relates to the Business. Upon any transfer of such a Contract or portion thereof, as the case may be to the Buyer, the Buyer shall assume all liabilities and obligations of the Seller, the Shareholder or their Affiliates, as applicable, related to the transferred portion of such Contract, except to the extent such liabilities and obligations (A) would have been paid, performed or otherwise discharged on or prior to transfer date but for a breach or default by the Seller, the Shareholder or their Affiliates, or (B) arise out of any breach or default by any such party.

(f) The Seller, Shareholder and their Affiliates shall use commercially reasonable efforts to obtain as promptly as possible such third party consents as are required hereunder with respect to the transfer of the Assigned Contracts and Shareholder Assigned Contracts. Upon any transfer of such a Contract to the Buyer, the Buyer shall assume all liabilities and obligations of the Seller, the Shareholder or their Affiliates, as applicable, related to such Contract, except to the extent such liabilities and obligations (A) would have been paid, performed or otherwise discharged on or prior to transfer date but for a breach or default by the Seller, the Shareholder or their Affiliates, or (B) arise out of any breach or default by any such party.

(g) Notwithstanding anything to the contrary contained in this Agreement, to the extent that the transfer, assignment, amendment, modification or replacement of any Assigned Contract, Shareholder Assigned Contract or Shared Contract (or Shared Assigned Contract, as the case may be) would require any approval, consent or waiver by another Person, and such approval, consent or waiver shall not have been obtained prior to the Closing, the Closing shall (subject to the satisfaction or waiver of the conditions set forth in Article III) proceed without the transfer, assignment, amendment, modification or replacement of any such Contract (or portion thereof, as the case may be), and this Agreement shall not constitute an unauthorized transfer, assignment or amendment of any such Contract or any portion thereof or an attempt thereof, provided that in the event that the Closing so proceeds without the transfer, assignment, amendment, modification or replacement of any such Contract or portion of any such Contract, then following the Closing, the Seller and Shareholder shall, and shall cause their respective Affiliates to, use commercially reasonable efforts, to assist Buyer at no cost to Buyer, to obtain promptly any such approval, consent or waiver and shall commencing on the Closing and prior to obtaining any such approval, consent or waiver, provide Buyer, at no cost to Buyer, with all of the rights and benefits (subject to all of the obligations) under any such Contract, through the term of such Contract including enforcement for the benefit of Buyer of any and all rights of the Seller, Shareholder or its Affiliates against any other party arising out of any breach or cancellation of any such Contract by such other party and, if requested by Buyer, acting as an agent on behalf of Buyer or as Buyer shall otherwise reasonably require. Buyer acknowledges that where the Seller Assigned Contracts, Shareholder Assigned Contracts or the Shared Contracts contain pricing or other terms based on the volume of goods, services or activity of the Seller, Shareholder, its Affiliates or their employees related to the activities under such Contract or a related Contract, the counterparties to such Contracts may charge higher prices or impose less favorable terms upon Buyer as assignee or under a replacement Contract than those that have been available to Seller because Buyer will not be able to support such higher volume, usage or activity; and with respect to such Seller Assigned Contracts, Shareholder Assigned Contracts or Shared Contracts Seller shall not be responsible to bear any portion of any such incremental cost incurred by Buyer as assignee or under such a replacement Contract hereunder.

(h) Schedule 9.1(h) contains a true and complete list of all obligations of the Business that are secured by a guarantee by the Seller, the Shareholder or any of its Affiliates (the "Seller Guarantees"). To the extent that any Seller Guarantees cannot be discharged or extinguished prior to or at the Closing Date, the Buyer shall use commercially reasonable efforts to cause the Buyer or one of its Affiliates to be substituted for the Seller, Shareholder or its Affiliate, as applicable, with respect to, and cause the Seller, the Shareholder or such Affiliate of the Shareholder to be released from, any such Seller Guarantees, provided, however, that to the extent such guarantees cannot be extinguished on or prior to the Closing, the Buyer shall use reasonable efforts to do so as promptly as practicable following the Closing and shall reimburse the Seller, the Shareholder and its Affiliates for, and indemnify and hold them harmless from and against, any and all Losses resulting from any payment following the Closing Date by any of the Shareholder or its Affiliates under any such Seller Guarantee.

ARTICLE X
INDEMNIFICATION

10.1 Survival. The representations and warranties set forth in Article IV and Article V shall generally survive the Closing and continue in full force and effect for a period of twenty four (24) months after the Closing Date. Notwithstanding the foregoing, the representations and warranties of the Parties contained in Sections 4.1 (Organization, Authority), 4.7 (Taxes), 4.8(a) (Title to Purchased Assets), and 4.21 (Servicing) shall survive the Closing and continue in full force and effect for a period beginning on the applicable Closing Date and ending sixty (60) days following the expiration of the applicable statute of limitations, and they shall thereafter be of no further force or effect. All covenants and agreements of the Parties contained in this Agreement shall survive the applicable Closing and will remain in full force and effect thereafter until (i) in the case of all covenants and agreements that have specified terms or periods, until the expiration of the terms or periods specified therein; and (ii) in the case of all other covenants and agreements that do not have specified terms or periods, until the fulfillment thereof. Neither the period of survival nor the liability of any Party with respect to its representations and warranties shall be reduced by any investigation made at any time by or on behalf of any other Party hereto. Notwithstanding anything to the contrary in this Agreement, the period of time that a provision survives the Closing and remains in full force and effect pursuant to this Section 10.1 (the "Survival Period") shall automatically be extended to include any time period necessary to resolve a specific claim for indemnification which was timely and properly made before expiration of the Survival Period but not resolved prior to its expiration; provided, however, that any such extension shall apply only as to claims asserted and not so resolved within the original Survival Period.

10.2 Indemnification by the Seller.

(a) Subject to the terms and conditions of this Agreement (including Section 10.2(b)), each of the Seller and Shareholder shall jointly and severally indemnify, defend and hold harmless the Buyer and its Affiliates and their respective officers, directors, advisors, agents, employees, successors and assigns (the "Buyer Indemnified Parties") from and against any and all costs, losses, liabilities, obligations, damages, lawsuits, deficiencies, claims, demands, and expenses (whether or not arising out of third-party claims), including interest, penalties, fines, costs of mitigation, costs of investigation, court costs, and reasonable attorneys', accountants', consultants' or experts' fees and disbursements but excluding incidental or consequential damages or diminution in value (each a "Loss" and, collectively the "Losses") directly or indirectly based upon, arising out of, resulting from or relating to:

(i) any misrepresentation or inaccuracy in or breach of any of the representations or warranties given or made by Seller or Shareholder in this Agreement, any of the Ancillary Agreements, or any certificate, instrument or document required to be delivered to Buyer pursuant to this Agreement or any of the Ancillary Agreements; provided, however, that if any such representation or warranty in Article IV (other than those in Section 4.4 (Financial Statements; Section 4.6 (Undisclosed Liabilities); the last sentence of 4.8(a) and 4.8(c) (Properties); Section 4.9 (Intellectual Property); Section 4.15 (Licenses and Permits), other than the second sentence thereof; the first sentence of Section 4.16 (Environmental Matters); Section 4.20 (Pipeline Loans) or Section 4.26 (Representations Complete)) is qualified in any respect by materiality or by reference to a Seller Material Adverse Effect, for purposes of this provision such materiality or Seller Material Adverse Effect qualification will in all respects be ignored;

(ii) any breach of or default in connection with any of the covenants or agreements given or made by Seller or Shareholder in this Agreement, any of the Ancillary Agreements, or any certificate, instrument or document required to be delivered to Buyer pursuant to this Agreement or any of the Ancillary Agreements; provided, however, that if any such covenant or agreement is qualified in any respect by materiality, for purposes of this provision such materiality qualification will in all respects be ignored;

(iii) any Excluded Liability;

(iv) the ownership or use of the Purchased Assets or the operation of the Seller's business on or before the Closing Date;

(v) any failure of Seller to Service mortgage loans in accordance with the provisions of the Transition Services Agreement (disregarding any limitation of warranty or liability provisions contained therein); and

(vi) the failure of Seller to comply (if required to comply) with any applicable bulk sales law.

(b) Notwithstanding anything contained in this Agreement to the contrary, the Seller's and Shareholder's obligation to indemnify, defend and hold the Buyer Indemnified Parties harmless shall be limited as follows:

(i) No claim may be asserted nor may any action be commenced against the Seller or Shareholder pursuant to Section 10.2(a)(i) unless written notice of such claim or action is received by the Seller describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation or warranty on which such claim or action is based ceases to survive as provided herein, irrespective of whether the subject matter of such claim or action shall have occurred before or after such date.

(ii) For purposes of computing the aggregate amount of claims against the Seller and Shareholder, the amount of each claim by a Buyer Indemnified Party shall be deemed to be an amount equal to, and any payments by the Seller or Shareholder pursuant to Section 10.2(a) shall be limited to, the amount of Losses that remain after deducting therefrom any insurance proceeds and any indemnity, contributions or other similar payment paid by any third party with respect thereto.

(iii) No indemnity shall be payable pursuant to Section 10.2(a)(i) in respect of Losses arising from any particular claim or matter, unless and until all Losses arising from such particular matter exceed $1,500 (but in the event such related Losses exceed $1,500 then all such Losses shall be subject to indemnity pursuant to Section 10.2(a)(i)); provided, that multiple Losses of the same nature arising from a substantially identical cause, defect, error or a systemic problem, shall be aggregated and treated as one particular claim or matter. In addition, no indemnity shall be payable pursuant to Section 10.2(a)(i) unless and until the aggregate of all Losses (other than those excluded from indemnity by the foregoing sentence) suffered by Buyer Indemnified Parties shall exceed $300,000 in the aggregate (the "Indemnity Threshold"), and then only to the extent of Losses in excess of such amount. (For example, and for avoidance of doubt, a claim for $1,000 under Section 10.2(a)(i) would not be subject to indemnity and would not count toward the Indemnity Threshold, but a claim for $2,000 under such section would count toward the Indemnity Threshold.) The Indemnity Threshold set forth in the immediately preceding sentence shall not apply to Losses resulting from fraud or intentional misconduct by the Seller or its Affiliates, which shall be recoverable without respect to such threshold.

(iv) Other than with respect to the (A) Seller's indemnification obligations pursuant to Section 10.2(a)(i) with respect to the representations and warranties contained in Sections 4.1 (Organization, Authority), 4.2 (No Conflict) 4.7 (Taxes), 4.8(a) (Title to Purchased Assets), and 4.16 (Environmental Matters) and (B) Seller's repurchase obligations under Section 10.2(c) and (d), (C) Seller's indemnification obligations pursuant Section 10.2(a)(iii)-(vi), and (D) Seller's Liabilities under any of the Ancillary Agreements, the aggregate liability of the Seller and Shareholder for Losses or otherwise with respect to the subject matter of this Agreement and the transactions contemplated hereby is, and shall be, limited to an aggregate amount equal to $3,000,000 (the "Seller's Liability Amount"), except in the event of fraud or intentional misconduct by the Seller or its Affiliates, and the Buyer, on behalf of itself and all Buyer Indemnified Parties, agrees not to seek recovery or indemnity for any such Losses in excess of the Seller's Liability Amount that may be sustained or incurred by any and all Buyer Indemnified Parties.

(c) Notwithstanding any provision in Section 10.2(a) or (b) and 10.4 to the contrary, with respect to any Company Mortgage Loan purchased by Buyer from Seller at the Closing that is resold by the Buyer to a third party Investor in the ordinary course of business either pursuant to a Seller Investor Commitment or Forward Delivery Contract or a secondary market residential mortgage loan sale agreement (a "Covered Company Loan"), if an Approved Investor requests the repurchase of a Covered Company Loan based on an asserted breach of a representation or warranty, or if any other Investor requests the repurchase of a Covered Company Loan based on an asserted breach of a commercially reasonable and customary representation or warranty in its residential mortgage loan sale agreement with the Buyer, at the option of Buyer, Seller or Shareholder shall repurchase such Covered Company Loan from the Buyer or the applicable Investor, provided that written demand for the repurchase is received by Seller from the Buyer within six (6) years after the Closing of the transactions contemplated in this Agreement. The price for such repurchase shall be the Repurchase Price, which shall be divided between the Buyer and Investor appropriately with the balance of the Repurchase Price in excess of the amount demanded by the Investor being paid to the Buyer. Prior to Buyer causing the Seller or the Shareholder to repurchase any Covered Company Loan under this Section 10.2(c), Buyer shall (i) promptly notify Seller of the assertion by a third party of a repurchase obligation, and (ii) either (A) give the Seller or the Shareholder the opportunity to cure, remedy or mitigate the Event, fact, claims, breach or other condition, as applicable, resulting in the repurchase obligation, and to assert defenses against such repurchase demand directly against the Investor making such repurchase demand, or (B) at the Seller or the Shareholder's request use reasonable efforts, in cooperation with and at the reasonable direction of Seller or the Shareholder, and at their cost and expense, to cure, remedy or mitigate the Event, fact, claim, breach or other condition resulting in the repurchase obligation, including using reasonable efforts to assert defenses or achieve a mutually agreeable settlement with a party entitled to require repurchase from Buyer.

(d) In the event that, for the first due date for a Company Mortgage Loan on or subsequent to the Closing Date, the initial monthly payment is not made within thirty (30) days of such due date, or for the second or third due dates following the Closing Date, the related monthly payment is not made within thirty (30) days of such due date, then the Seller or the Shareholder shall repurchase such Company Mortgage Loan at the Repurchase Price upon demand of the Buyer. Prior to Buyer causing the Seller or the Shareholder to repurchase any Company Mortgage Loan under this Section 10.2(d), the Buyer shall (i) give the Seller or the Shareholder the opportunity to collect the amounts due under such Company Mortgage Loan, or (ii) at the Seller or the Shareholder's request, and at their cost and expense, use reasonable efforts, in cooperation with and at the reasonable direction of Seller or the Shareholder, to collect the amounts due under such Company Mortgage Loan.

For purposes of this section, (i) "Repurchase Price" means, with respect to any Company Mortgage Loan, a price equal to (A) the Stated Principal Balance of such mortgage loan, plus (B) interest on such Stated Principal Balance at the Mortgage Note interest rate from and including the last due date through which interest has been paid by or on behalf of the Mortgagor to either: (I) in the case where the Investor purchasing such mortgage loan was required in connection with such purchase to advance a full month's interest, the first day of the month following the date of repurchase, or (II) in all other cases, the date of repurchase of such mortgage loan, less, in each case, amounts received in respect of such repurchased mortgage loan which are being held for distribution in connection with such mortgage loan, plus (C) any unreimbursed servicing advances and any unpaid servicing fees allocable to such mortgage loan paid by any party other than the Seller, plus (D) any Losses incurred by the Buyer or the servicer in respect of the breach or defect giving rise to the repurchase obligation including any Losses incurred by any such party in connection with any violation by any such mortgage loan of any predatory or abusive lending Law, plus (E) any Final LHFS Other Accounts Amount related to such loan, as equitably allocated, (ii) "Stated Principal Balance" means, as to each Company Mortgage Loan as of any date of determination, (A) the principal balance of such Mortgage Loan as of the Closing Date, minus (B) all amounts previously distributed to the Buyer or its transferee with respect to the such mortgage loan representing payments or recoveries of principal; and (iii) "Approved Investor" means Fannie Mae, Freddie Mac or GNMA or any of the following companies or their Affiliates: Bear Sterns/EMC; Chase; Citimortgage/Citibank; Countrywide; CSFB; Deutsche Bank; GMAC; Goldman Sachs; Greenpoint; Impac; IndyMac; Lehman/Aurora; Morgan Stanley; National City; RFC; Washington Mutual; or Wells Fargo.

10.3 Indemnification by the Buyer.

(a) Subject to the other terms and conditions of this Agreement (including Section 10.3(b), the Buyer shall indemnify, defend and hold harmless the Seller and its Affiliates and their respective officers, directors, advisors, agents, employees, successors and assigns (the "Seller Indemnified Parties" and, together with the Buyer Indemnified Parties, the "Indemnified Parties") from and against any and all Losses directly or indirectly based upon, arising out of, resulting from or relating to:

(i) any misrepresentation or inaccuracy in or breach of any of the representations or warranties given or made by Buyer in this Agreement, any of the Ancillary Agreements, or any certificate, instrument or document delivered to Seller pursuant to this Agreement or any of the Ancillary Agreements; provided, however, that if any such representation or warranty is qualified in any respect by materiality or by reference to a Buyer Material Adverse Effect, for purposes of this provision such materiality or Buyer Material Adverse Effect qualification will in all respects be ignored;

(ii) any breach of or default in connection with any of the covenants or agreements given or made by Buyer in this Agreement, any of the Ancillary Agreements, or any certificate, instrument or document delivered to Seller pursuant to this Agreement or any of the Ancillary Agreements; provided, however, that if any such covenant or agreement is qualified in any respect by materiality, for purposes of this provision such materiality qualification will in all respects be ignored;

(iii) from and after the Closing, any Seller Assumed Liability and any Shareholder Assumed Liability; and

(iv) the ownership or use of the Purchased Assets or the operation of the Business following the Closing Date and the Servicing by any party of (i) the Company Mortgage Loans after Servicing is transferred and released from Seller, and (ii) any other mortgage loans originated or acquired by Buyer.

(b) Notwithstanding anything contained in Section 10.3(a) to the contrary, the Buyer's obligation to indemnify, defend and hold the Seller Indemnified Parties harmless shall be limited as follows:

(i) No claim may be asserted nor may any action be commenced against the Buyer pursuant to Section 10.3(a)(i) unless written notice of such claim or action is received by the Buyer describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the date on which the representation or warranty on which such claim or action is based ceases to survive as set forth in Section 10.1, unless otherwise provided herein, irrespective of whether the subject matter of such claim or action shall have occurred before or after such date.

(ii) For purposes of computing the aggregate amount of claims against the Buyer, the amount of each claim by a Seller Indemnified Party shall be deemed to be an amount equal to, and any payments by the Buyer pursuant to Section 10.3(a) shall be limited to, the amount of Losses that remain after deducting therefrom any insurance proceeds and any indemnity, contributions or other similar payment paid by any third party with respect thereto.

(iii) No indemnity shall be payable pursuant to Section 10.3(a)(i) unless and until the aggregate of all Losses suffered by Seller Indemnified Parties shall exceed the Indemnity Threshold in the aggregate, and then only to the extent of Losses in excess of such amount. The dollar threshold set forth in the immediately preceding sentence shall not apply to Losses resulting from fraud or intentional misconduct by the Buyer or its Affiliates, which shall be recoverable without respect to such threshold.

10.4 Indemnification Procedures.

(a) Any Seller Indemnified Party or Buyer Indemnified Party (each, an "Indemnified Party") seeking indemnification hereunder shall give to the Party obligated to provide indemnification hereunder (the "Indemnitor") written notice of any claim or matter that gives rise to a claim for indemnification hereunder (a "Claim Notice"), promptly upon becoming aware of a fact, condition or event for which indemnification is provided under this Article X but in any event within thirty (30) days after such Person has actual knowledge of the facts constituting the basis for indemnification; provided, however, that the failure of an Indemnified Party to give such notice shall not relieve any Indemnitor of its obligations under this Agreement, except to the extent that such failure materially prejudices the rights of any such Indemnitor. The Claim Notice shall set forth Indemnified Party's good faith reasonable estimate of all Losses incurred or expected to be incurred pursuant to the claim.

(b) The Indemnitor shall have the right to control and direct, through counsel of its own choosing reasonably satisfactory to the Indemnified Party, the defense or settlement of any proceeding brought by a Person who is not a Party or an Affiliate of a Party (a "Third Party Claim"), so long as (i) the Indemnitor is not otherwise a party to the proceeding or the Indemnified Party has otherwise determined in good faith that there would be no conflict of interest, (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iii) the Indemnitor conducts the defense of the Third Party Claim actively and diligently and (iv) the Indemnitor keeps the Indemnified Party apprised of all developments, including settlement offers, with respect to the Third Party Claim and permits the Indemnified Party to participate in the defense of the Third Party Claim. With respect to any such Third Party Claim, the Indemnitor shall be liable for any settlement of such action effected pursuant to and in accordance with this section and for any final judgment (subject to any right of appeal).

(c) So long as the Indemnitor is conducting the defense of the Third Party Claim in accordance with Section 10.4(b); (i) the Indemnitor will not be responsible for any attorneys' fees incurred by the Indemnified Party regarding the Third Party Claim (other than reasonable attorneys' fees incurred prior to the Indemnitor's assumption of the defense pursuant to Section 10.4(b)) and (ii) neither the Indemnified Party nor the Indemnitor will consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the other Party (which consent will not be unreasonably withheld, delayed or conditioned) unless such settlement (x) includes an unconditional release of the Indemnified Party from all liability on claims that are or could have been the subject matter of such action, and (y) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of the Indemnified Party. The Indemnified Party shall have the right to effect a settlement over the objection of the Indemnitor; provided, however, that if (i) the Indemnitor is contesting the claim in good faith or (ii) the Indemnitor has assumed the defense from the Indemnified Party, the Indemnified Party must waive any right to indemnity therefor from Indemnitor. In no event shall the refusal of a Party to enter into or consent to a settlement that requires such Party to admit liability be considered unreasonable.

(d) If any condition in Section 10.4(b) is or becomes unsatisfied, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim with the consent of the Indemnitor (which consent shall not be unreasonably withheld, delayed or conditioned), (ii) the Indemnitor will reimburse the Indemnified Party promptly and periodically (but no less often than monthly) for the costs of defending against the Third Party Claim, including reasonable attorneys' fees and expenses, and (iii) the Indemnitor will remain responsible for any Losses the Indemnified Party may incur relating to or arising out of the Third Party Claim to the fullest extent provided in this Article X.

10.5 Limitations.

(a) To the extent that any Event, fact, claim, breach or other condition giving rise to a claim for indemnification under this Agreement against the Seller is capable of cure, remedy or mitigation, the Buyer must, as a condition precedent to asserting a claim for indemnification with respect thereto, afford the Seller a reasonable opportunity to cure, remedy or mitigate the Event, fact, claim, breach or other condition. The Buyer will use commercially reasonable efforts and/or assist the Seller, to cure, remedy or mitigate the Event, fact, claim, breach or other condition at the Seller's sole cost and expense.

(b) To the extent the Seller or Shareholder indemnifies the Buyer with respect to any claim under this Agreement, the Buyer will assign to the Seller, to the fullest extent allowable, its rights and causes of action with respect to such claim against other Persons, or in the event assignment is not permissible, the Seller will be allowed to pursue, at the Seller's expense, such claim in the name of the Buyer. If there are recoveries with respect to such a claim, the Seller will be entitled to retain all such recoveries. The Buyer will provide the Seller and the Shareholder reasonable assistance in pursuing any such claim, including making its books and records relating to such claim available to the Seller, its Affiliates and Representatives, and making its employees available for interviews, testimony and similar assistance. If the Buyer or any of its Affiliates recovers from a third party any part of a claim that has previously been paid by the Seller pursuant to this Agreement, the Buyer will promptly remit to the Seller the amount paid by the Seller as indemnification with respect to such claim.

(c) "Losses" shall not include any losses, liabilities, damages, remediation costs, fines, penalties, demands, claims, actions, judgments, causes of action, costs and expenses (a) relating to the passing of, or any change in, any Law after the date of this Agreement even if the change has retroactive effect or (b) resulting from the Buyer's failure to comply with any Laws after the Closing Date. "Losses" shall be calculated net of Tax benefits actually realized and, as provided in Sections 10.2(b)(ii) and 10.3(b)(ii), any indemnity, contributions or other payments paid by any third party with respect thereto. "Losses" do not include incidental or consequential damages or diminution in value. No "multiple of earnings" or other similar Loss calculation methodology will be applied in calculating any Loss that may be claimed hereunder.

(d) After the Closing, except for remedies that cannot be waived as a matter of law, the enforcement of the indemnification provisions of Article X shall be the exclusive remedy, other than in the case of fraud of the Parties, for any breach of any warranty, representation, covenant or agreement contained in this Agreement; provided, however, that such exclusivity shall not limit or restrict a Party's ability to obtain specific performance or injunctive relief.

ARTICLE XI
MISCELLANEOUS

11.1 Assignment. This Agreement and the rights hereunder shall not be assignable or transferable by any Party without the prior written consent of the other Parties hereto. This Agreement shall inure to the benefit of, and be binding upon and enforceable against, the respective successors and permitted assigns of the Parties.

11.2 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns, and nothing herein expressed or implied shall give or be construed to give to any Person, other than the Parties and such respective successors and permitted assigns, any legal or equitable rights hereunder.

11.3 Termination.

(a) This Agreement may be terminated by written notice (given by the Buyer to the Seller or by the Seller to the Buyer, as the case may be):

(i) by either the Seller or the Buyer, if the Closing shall not have occurred on or before December 31, 2006 (the "Termination Date") (unless the failure to consummate the transactions contemplated hereby is attributable to a failure on the part of the Party seeking to terminate this Agreement to perform any material obligation required to be performed by such Party at or prior to the Closing);

(ii) by either the Seller or the Buyer, if (A) the purchase and sale of the Purchased Assets contemplated hereby violates any non-appealable final order, decree or judgment of any Governmental Authority having competent jurisdiction or (B) there exists a Law which makes the consummation of the transactions contemplated hereby illegal or otherwise prohibited;

(iii) by the Buyer, if it is not in material breach of its obligations under this Agreement, and if (A) at any time that any of the representations and warranties of the Seller herein become untrue or inaccurate such that Section 3.2(a) would not be satisfied or (B) there has been a breach on the part of the Seller of any of its covenants or agreements contained in this Agreement such that Section 3.2(b) would not be satisfied, and, in both case (A) and case (B), such breach (if curable) has not been cured within thirty (30) days after the Buyer has provided written notice of such breach to the Seller; or

(iv) by the Seller, if the Seller is not in material breach of its obligations under this Agreement, and if (A) at any time that any of the representations and warranties of the Buyer herein become untrue or inaccurate such that Section 3.3(a) would not be satisfied or (B) there has been a breach on the part of the Buyer of any of its covenants or agreements contained in this Agreement such that Section 3.3(b) would not be satisfied, and, in both case (A) and case (B), such breach (if curable) has not been cured within thirty (30) days after the Seller has provided written notice of such breach to the Buyer.

(b) In the event of termination by the Seller or the Buyer pursuant to paragraph (a) of this Section 11.3, written notice thereof shall forthwith be given to the other Party and the transactions contemplated by this Agreement shall be terminated without further action by any Party. If the transactions contemplated by this Agreement are terminated as provided herein:

(i) The Buyer shall return all documents and other material received from the Seller, the Shareholder or any of their respective Affiliates or Representatives relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Seller;

(ii) all confidential information received by the Buyer with respect to the Business shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement; and

(iii) the provisions of Sections 6.2(a), 6.2(c), 11.3, 11.4, 11.7, 11.8, 11.10, 11.11, 11.12, 11.13, and 11.15 hereof shall remain in full force and effect.

(c) In no event shall any termination of this Agreement limit or restrict the rights and remedies of a Party hereto against the other Party which has willfully breached any of the agreements or other provisions of this Agreement prior to termination hereof.

(d) In the event that (A)(i) all of the Seller's and the Shareholder's closing conditions set forth in Sections 3.1 and 3.3 have been met, (ii) the Agreement has not been terminated in accordance with Section 11.3, and (iii) the Buyer agrees to close the transactions contemplated by this Agreement but the Seller refuses to close the transactions contemplated by this Agreement, or (B) this Agreement is terminated by the Buyer or Seller pursuant to Section 11.3(a)(i) and the condition set forth in Section 3.2(h) (No Seller Material Adverse Effect) is not satisfied at such time (other than as a result of the departure of any Seller employee or employees or the unwillingness of any Seller employee or employees to accept employment with Buyer), then the Seller or the Shareholder shall reimburse the Buyer for the reasonable and documented out-of-pocket expenses and fees incurred by the Buyer and its Affiliates on or prior to date of such refusal to close or termination and incurred in connection with this Agreement and the transactions contemplated by this Agreement, up to (but not to exceed) the amount of $1,300,000. In the event that (A) (i) all of the Buyer's closing conditions set forth in Sections 3.1 and 3.2 have been met, (ii) the Agreement has not been terminated in accordance with Section 11.3, and (iii) the Seller agrees to close the transactions contemplated by this Agreement but the Buyer refuses to close the transactions contemplated by this Agreement, or (B) this Agreement is terminated by Buyer or Seller pursuant to Section 11.3(a)(i) and a Buyer Material Adverse Effect has occurred, then the Buyer shall reimburse the Seller for the reasonable and documented out-of-pocket expenses and fees incurred by the Seller and its Affiliates on or prior to date of such refusal to close or termination and incurred in connection with this Agreement and the transactions contemplated by this Agreement, up to (but not to exceed) the amount of $1,300,000. Any such expenses due hereunder shall be paid within three (3) Business Days after the Party to be reimbursed has submitted to the other Party reasonable documentation evidencing the amount of such expenses and fees. The remedy provided in this Section 11.3 shall not prevent the assertion by a Party of any other rights or the seeking of any other remedies such Party may have against any other Party.

11.4 Expenses. Except as provided in Section 11.3(d), whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs or expenses. Notwithstanding the foregoing, the Seller shall pay when due all documentary, stamp, sales, transfer, excise, or other Taxes incurred in connection with the consummation of the transactions contemplated by this Agreement. The Seller shall, at its own expense, file all necessary Tax Returns and other documentation with respect to such Taxes and fees.

11.5 Amendments. No amendment to or modification of this Agreement shall be effective unless it shall be in writing and signed by the Buyer and the Seller.

11.6 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally, (b) on the date of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission, (c) on the Business Day after delivery to a reputable nationally recognized overnight courier service with the requisite payment and instructions to effect delivery on the next Business Day, or (d) upon receipt after being mailed by registered or certified mail (return receipt requested) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(i)	If to the Buyer, to:
Freedom Mortgage Corporation
907 Pleasant Valley Avenue, Suite 3
Mt. Laurel, New Jersey 08054
Attention: Stanley Middleman, Chief Executive Officer
Facsimile: (775) 593-5131

With a required copies to:
Brian Simon, Senior Vice President, at the above address
David Altman, Corporate Counsel, at the above address

Zukerman Gore & Brandeis, LLP
875 Third Avenue
New York, New York 10022
Attention: Nathaniel S. Gore, Esq.
Facsimile: (212) 223-6433

(ii)	If to the Seller, to:
Irwin Mortgage Corporation
500 Washington Street
Columbus, Indiana 47201
Attention: Thomas D. Washburn, Chairman
Facsimile: 812-376-1709

With a required copy to:
Irwin Union Bank & Trust Company
500 Washington Street
Columbus, Indiana 47201
Attention: Steven R. Schultz, First Vice President and General Counsel
Facsimile: 812-376-1709

(iii)	If to the Shareholder, to:
Irwin Financial Corporation
500 Washington Street
Columbus, Indiana 47201
Attention: William Miller, Chairman
Facsimile: 812-376-1709

With a required copy to:
Steven R. Schultz, First Vice President and General Counsel, at the above address

Such addresses may be changed from time to time by means of a notice given in the manner provided in this Section 11.6 (provided that no such notice shall be effective until it is received by the other Party hereto).

11.7 Consent to Jurisdiction. THE PARTIES AGREE TO BE SUBJECT TO PERSONAL JURISDICTION IN THE STATE OF DELAWARE WITH REGARD TO ANY ACTION OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THE PARTIES FURTHER AGREE THAT ANY ACTION OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE BROUGHT IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE OR, IN THE ABSENCE OF FEDERAL JURISDICTION, IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE, COUNTY OF NEWCASTLE, OR IN THE ABSENCE OF THE JURISDICTION OF EITHER THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE OR THE COURT OF CHANCERY OF THE STATE OF DELAWARE, COUNTY OF NEWCASTLE, IN A COURT IN THE STATE OF DELAWARE WITH PROPER JURISDICTION TO HEAR THE DISPUTE. THE PARTIES FURTHER: (a) AGREE NOT TO BRING ANY ACTION RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY OTHER COURT (EXCEPT TO ENFORCE THE JUDGMENT OF SUCH COURTS), (b) AGREE NOT TO OBJECT TO VENUE IN SUCH COURTS OR TO CLAIM THAT SUCH FORUM IS INCONVENIENT AND (c) AGREE THAT NOTICE OR THE SERVICE OF PROCESS IN ANY PROCEEDING SHALL BE PROPERLY SERVED OR DELIVERED IF DELIVERED IN THE MANNER CONTEMPLATED BY SECTION 11.6.

11.8 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.

11.9 Waiver. Waiver of any term or condition of this Agreement by any Party shall be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term of this Agreement. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

11.10 Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when one (1) or more such counterparts have been signed by each Party and delivered to the other Party. Signatures of the Parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

11.11 Entire Agreement. This Agreement, including the Ancillary Agreements, Disclosure Schedules and Exhibits hereto, and the Confidentiality Agreement contain the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and understandings, oral or written, relating to such subject matter.

11.12 Governing Law. This Agreement shall be governed by and construed in accordance with the internal Laws of the State of Delaware without regard to the conflicts of law principles thereof.

11.13 Interpretation. All references to immediately available funds or dollar amounts contained in this Agreement shall mean United States dollars. The table of contents and headings contained in this Agreement or any schedules hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words "include," "includes" and "including" when used in this Agreement shall be deemed to be followed by the phrase "without limitation." Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Disclosure Schedules shall be deemed references to Articles and Sections of, and Exhibits and Disclosure Schedules to, this Agreement. Unless the context otherwise requires, the words "hereof," "hereby" and "herein" and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. All references to Contracts, agreements, leases or other arrangements shall refer to oral as well as written matters. The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. Nothing in this Agreement shall be construed to require any Party hereto to violate any Law.

11.14 Disclosure Schedules. Disclosures included in the Disclosure Schedules hereto shall be considered to be made for all purposes of this Agreement. Inclusion of any matter or item in any section of the Disclosure Schedules does not imply that such matter or item would, under the provisions of this Agreement, have to be included in any other section of the Disclosure Schedules or that such matter or term is otherwise material. Each item disclosed in the Disclosure Schedules shall constitute an exception to the representation and warranty to which it relates and shall be deemed to be disclosed with respect to each section of the Disclosure Schedules and for any representation or warranty contained in this Agreement, so long as the applicability of such item is reasonably apparent from such disclosure.

11.15 Certain Understandings. Each of the Parties is a sophisticated Person that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement. Accordingly, each of the Parties hereby acknowledges that (a) no Party has relied or will rely in respect of this Agreement or the transactions contemplated hereby upon any document or written or oral information previously furnished to or discovered by it or its Representatives, other than this Agreement (including the Disclosure Schedules hereto) and (b) the Parties' respective rights and obligations with respect to this Agreement and the events giving rise thereto will be solely as set forth in this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be duly executed as of the date first written above.

BUYER:

FREEDOM MORTGAGE CORPORATION

By: /s/ Stanley Middleman

Name: Stanley Middleman

Title: Chief Executive Officer

SELLER:

IRWIN MORTGAGE CORPORATION

By: /s/ Robert H. Griffith

Name: Robert H. Griffith

Title: President and Chief Executive Officer

SHAREHOLDER:

IRWIN FINANCIAL CORPORATION

By: /s/ Gregory F. Ehlinger

Name: Gregory F. Ehlinger

Title: Senior Vice President and Chief Financial Officer

[Signature Page to Asset Purchase Agreement]

EXHIBITS AND SCHEDULES

Exhibit A Excluded Assets and Contracts

Exhibit B Non-Loan Purchased Asset Value

Exhibit C Forms of Ancillary Agreements

Exhibit D Methodologies and Procedures

Exhibit E Reference Balance Sheet

Exhibit F Legal Opinion

Exhibit G Form Employment Agreement

Schedule 1.1(a)(i) Seller's Knowledge Parties

Schedule 1.1(a)(ii) Buyer's Knowledge Parties

Schedule 1.1(b)(i) Company Mortgage Loans

Schedule 1.1(b)(ii) Pipeline Loans and Pipeline Applications

Schedule 1.1(b)(iii) Assigned Contracts

Schedule 1.1(b)(iv) Real Property Leases

Schedule 1.1(b)(v) Personal Property Leases

Schedule 1.1(b) (vi) Tangible Personal Property

Schedule 1.1(b)(vii) Company Intellectual Property

Schedule 1.1(b)(viii) Prepayments, Refunds, Insurance Proceeds

Schedule 1.1(b)(ix) Permits and Licenses

Schedule 2.5 Allocation of Purchase Price

Schedule 3.2(e) Payments to Employees

Schedule 3.2(f) Buyer Required Consents

Schedule 3.2(k) Employees

Schedule 3.3(d) Seller Required Consents

Schedule 6.1 (b) Conduct Prior to Closing

Schedule 8.1 Continuing Employee Matters

Schedule 9.1(a) Shareholder Assigned Contracts

Schedule 9.1(c) Shared Contracts

Schedule 9.1(d) Agreements Subject to Transition Services Agreement

Schedule 9.1(h) Seller Guarantees

SELLER DISCLOSURE SCHEDULE

Schedule 4.1 Qualification; Good Standing

Schedule 4.2(a) No Conflict

Schedule 4.2(b) Regulatory Approvals

Schedule 4.4 Financial Statements of Seller

Schedule 4.5 Absence of Changes or Events

Schedule 4.6 Undisclosed Liabilities

Schedule 4.7 Tax Matters

Schedule 4.8(a)(i) Encumbrances

Schedule 4.8(a)(ii) Leasehold Interests to Third Parties

Schedule 4.8(b)(i) Real Property Leases of Seller

Schedule 4.8(c) Exceptions to Continued Use

Schedule 4.9(a)(i) Intellectual Property Owned by Seller

Schedule 4.9(a)(ii) Intellectual Property Licensed by Seller

Schedule 4.9(b) Intellectual Property Claims

Schedule 4.9(c) Owned Intellectual Property Requiring Consent or Approval

Schedule 4.10(a) Material Contracts

Schedule 4.10(b) Breaches of Material Contracts

Schedule 4.10(c) Certain Branch Contracts

Schedule 4.11 Litigation

Schedule 4.12 Insurance

Schedule 4.13(a)(i) Seller Employee Plans

Schedule 4.13(a)(ii) Transferred Benefit Plans

Schedule 4.13(e) Seller Affiliate Plans Subject to Erisa Funding Rules

Schedule 4.13(i) Continued Benefits and Coverage

Schedule 4.13(j) Compensation Improvements

Schedule 4.13(l) Benefit Liability

Schedule 4.13(n) Acceleration of Benefits and Severance

Schedule 4.14 Compliance with Applicable Laws

Schedule 4.15 Licenses and Permits

Schedule 4.16 Environmental Matters

Schedule 4.17(a)(i) Employees Planning to Terminate Employment

Schedule 4.17(a)(ii) Seller's Employee Immigration Obligations

Schedule 4.17(b) Employee List

Schedule 4.19(c) Company Mortgage Loan Claims

Schedule 4.22 Investor Commitments, Forward Delivery Contracts and Derivative Contracts

Schedule 4.25 Interested Party Transactions

EXHIBIT A
EXCLUDED ASSETS AND CONTRACTS

EXHIBIT B
NON-LOAN PURCHASED ASSET VALUE

The Non-Loan Purchased Asset Value is $3,500,000.00 minus the Pre-Closing Assumed Payables plus the Pre-Closing Other Assets.

EXHIBIT C
FORMS OF ANCILLARY AGREEMENTS

EXHIBIT D
METHODOLOGIES AND PROCEDURES

EXHIBIT E
REFERENCE BALANCE SHEET

EXHIBIT F
OPINION OF BARNES & THORNBURG LLP

EXHIBIT G
FORM EMPLOYMENT AGREEMENT